                                                                     EXHIBIT 3.

                      RESTATED ARTICLES OF INCORPORATION OF
                           FPIC INSURANCE GROUP, INC.

            The following Restated Articles of Incorporation, duly adopted pursuant to the authority and provisions of Section 607.1003 and 607.1007 of the Florida Business Corporation Act, supersede and take the place of the existing Articles of Incorporation and all amendments thereto:

                                ARTICLE I - NAME

            The name of this Corporation is FPIC Insurance Group, Inc.

                              ARTICLE II - DURATION

            This Corporation shall have perpetual existence.

                              ARTICLE III - PURPOSE

            This Corporation is organized for the purpose of transacting any or all lawful business.

                      ARTICLE IV - INITIAL PRINCIPAL OFFICE

            The street address of the initial principal office of this Corporation is 1000 Riverside Avenue, Jacksonville, Florida 32204.

                    ARTICLE V - INITIAL REGISTERED OFFICE AND
                            INITIAL REGISTERED AGENT

            The street address of the initial registered office of this Corporation is 50 North Laura Street, Suite 2800, Jacksonville, Florida 32202, and the name of its initial registered agent at such address is John R. Byers.

                           ARTICLE VI - CAPITAL STOCK

Section 6.1 Authorized Capital Stock

            The total number of shares of stock that this Corporation shall have authority to issue is seventy five million (75,000,000) shares, divided into twenty five million (25,000,000) shares of Common Stock, par value $0.10 per share (the "Common Stock"), and fifty million (50,000,000) shares of Preferred Stock, par value, $0.10 per share ( the "Preferred Stock") (Common Stock and Preferred Stock are hereinafter collectively referred to as "Stock"). Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

Section 6.2 Designation of Terms of Preferred Stock

            The Board of Directors of this Corporation (the "Board of Directors") is authorized, subject to limitations prescribed by law and the provisions of this Article VI, to provide for the issuance of shares of Preferred Stock from time to time in one or more classes or series as may be determined by the Board of Directors and by filing a certificate pursuant to the applicable laws of the State of Florida, to establish from time to time the number of shares to be included in each such series or class, and to fix the designation, powers, preferences and rights of the shares of each such series or class, and the qualifications, limitations and restrictions thereof.

            The authority of the Board of Directors with respect to each such series or class of shares of Preferred Stock shall include, but not be limited to, determination of the following:

                        (a) The distinctive designation of, and the number of
            shares of Preferred Stock that shall constitute, such class or series, which such number may be increased (except where otherwise provided by the Board of Directors, but in no event exceeding the shares of Preferred Stock authorized by this Article VI) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

                        (b) The rate and time at which, and the terms and
            conditions upon which, dividends, if any, on Preferred Stock of such class or series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

                        (c) Whether shares of Preferred Stock of such series or
            class shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                        (d) The right, if any, of the holders of Preferred Stock
            of such class or series to convert the same into, or exchange the same for shares of, any other class or classes or of any series of the same or any other class or classes of stock and the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                        (e) Whether or not Preferred Stock of such class or
            series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such class or series may be redeemed;

                        (f) The rights, if any, of the holders of Preferred
            Stock of such class or series upon the voluntary or involuntary liquidation, dissolution, or winding up of this Corporation, and the relative rights of priority, if any, of payment of shares of that series or class;

                        (g) Whether Preferred Stock of such series or class
            shall have a sinking fund for the redemption or purchase of such class or series, and if so, the terms and amount of such sinking fund; and

                        (h) Any other relative rights, preferences and

limitations.

Section 6.3  Common Stock Transfer Restrictions.

            (a) For purposes of this Section 6.3, the following terms shall have the specified meanings:

                        (i) "Reorganization" shall mean the initial transaction in which this Corporation shall become the shareholder of Florida
Physicians Insurance Company and the shareholders of Florida Physicians Insurance Company shall be issued Common Stock.

                        (ii) "Subsequent Public Offering" shall mean an initial public offering of Common Stock by the Corporation subsequent to the issuance of Common Stock pursuant to the Reorganization.

                        (iii) "Transfer" of Common Stock shall mean any sale, transfer, assignment or other disposition of Common Stock, whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

            (b) Except as approved in advance or otherwise permitted as provided in this Section 6.3, no shares of Common Stock issued in connection with the Reorganization may be sold, transferred, assigned or otherwise disposed of (i) during the period from the date of their issuance until the earlier of the completion of a Subsequent Public Offering or 180 days following the consummation of the Reorganization and (ii) unless the Board of Directors determines otherwise, for a period of 120 days following the completion of a Subsequent Public Offering. Any attempted Transfer of Common Stock in violation of this Section 6.3 shall be void ab initio and of no force or effect. If at any time the Corporation's transfer agent receives a request to make a change in record ownership of shares of Common Stock that if effected would appear to the transfer agent on the basis of information in its possession to constitute a violation of this Section 6.3, then, prior to registering such change in ownership on the books of the Corporation, the transfer agent shall notify the Corporation. If the Board of Directors or an officer of the Corporation designated by the Board of Directors determines that the proposed change in ownership of shares of Common Stock would violate this
Section 6.3, then the Corporation shall so advise the transfer agent and the transfer agent shall not make such change in ownership on the books of the Corporation and shall return the stock certificates representing such shares to the holder of record thereof.

            (c) Notwithstanding any other provisions of this Section 6.3, the restrictions on Transfers of Common Stock contained in this Section 6.3 shall not prohibit or otherwise apply to:

                        (i) Transfers of Common Stock by will or the laws of descent and distribution upon a shareholder's death;

                        (ii) Transfers of Common Stock ordered or directed by a court of competent jurisdiction pursuant to bankruptcy or other judicial proceedings;

                        (iii) Transfers of Common Stock that constitute a bona fide pledge to a creditor as security for indebtedness of the holder of such Common Stock or Transfers of Common Stock by such a creditor pursuant to its rights as a pledgee of such Common Stock;

                        (iv) Transfers of Common Stock on terms approved by the Board of Directors pursuant to, in furtherance of, or otherwise to facilitate a Subsequent Public Offering; or

                        (v) Other Transfers of Common Stock approved in advance and in writing by the Board of Directors or an officer of the Corporation designated by the Board of Directors, which approval shall be given only upon a definitive showing by the shareholder desiring to make the Transfer that disapproval will result in substantial financial hardship to the shareholder.

            (d) Until the lapse of the restrictions on Transfers of Common Stock contained in this Section 6.3, all certificates representing shares of Common Stock issued in connection with or subsequent to the Reorganization shall bear the following legend:

                        THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 6.3 OF THE CORPORATION'S ARTICLES OF INCORPORATION. ANY ATTEMPT TO TRANSFER OR ACQUIRE SUCH COMMON STOCK IN VIOLATION OF SUCH RESTRICTIONS SHALL BE NULL AND VOID.

                        ARTICLE VII - BOARD OF DIRECTORS

Section 7.1 General Powers

            The business and affairs of this Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of this Corporation (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) that shall constitute the entire Board of Directors shall be thirteen, unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least 75% of the members of the entire Board of Directors.

Section 7.2 Classification

            (a) The Board of Directors shall be divided into three classes:
Class I, Class II and Class III. The number of directors included in each such class shall be as nearly equal as possible. The initial Class I directors shall hold office until the annual meeting of this Corporation's shareholders in 1997. The initial Class II directors shall hold office until the annual meeting of this Corporation's shareholders in 1998; and the initial Class III directors shall hold office until the annual meeting of this Corporation's shareholders in 1999 or, in each case, until their successors are elected and qualified and subject to prior death, resignation or removal from office. Beginning in 1997, at each annual meeting of this Corporation's shareholders, the directors elected to succeed those whose terms then expire shall belong to the same class as the directors they succeed and shall hold office until the third succeeding annual meeting of shareholders or until their successors are elected and qualified and subject to prior death, resignation or removal from office. Any increase or decrease in the number of directors shall be apportioned by the Board of Directors among the classes so that the number of directors included in each such class shall continue to be as nearly equal as possible.

            (b) Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by vote of 75% of the directors then in office, even if less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified and subject to prior death, resignation or removal from office. No decrease in the number of directors shall shorten the term of any incumbent director.

            (c) Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of this Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders and vacancies created with respect to any directorship of the directors so elected may be filled in the manner specified by such Preferred Stock.

Section 7.3 Removal

            (a) Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws of this Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation or the Bylaws of this Corporation), any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote, at a meeting of the shareholders called for that purpose, by the holders of 75% or more of the voting power of all the then outstanding shares of this Corporation's capital stock entitled to vote on the election of directors, voting together as a single class.

            (b) Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of this Corporation, the provisions of this Section shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

Section 7.4 Amendment

            Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws of this Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation or the Bylaws of this Corporation), the provisions of this Article may be altered, amended or repealed only by the affirmative vote of 75% or more of the voting power of all the then outstanding shares of this Corporation's capital stock entitled to vote on the election of directors, voting together as a single class.

                    ARTICLE VIII - INITIAL BOARD OF DIRECTORS

            The initial Board of Directors shall consist of 13 directors, whose names, addresses and classes are as follows:

Class I     Richard J. Bagby, M.D.
                        138 Shorecrest Drive
                        Orlando, Florida 32804

                        Robert O. Baratta, M.D.
                        2090 S.E. Ocean Boulevard
                        Stuart, Florida 34996

                        Louis C. Murray, M.D.
                        900 South Dalliance Street
                        Orlando, Florida 32806

                        William R. Russell
                        1000 Riverside Avenue
                        Jacksonville, Florida 32204

Class II                James W. Bridges, M.D.
                        North Shore Medical Arts Building
                        1190 N.W. 95th Street, #110
                        Miami, Florida 33150

                        J. Stewart Hagen, M.D.
                        5640 Shaddelee Lane West
                        Ft. Myers, Florida 33919

                        D. L. Van Eldik, M.D.
                        437 North Country Club Drive
                        Atlantis, Florida 33462

                        Henry M. Yonge, M.D.

                        14 W. Jordan Street
                        Pensacola, Florida 32501

Class III               Gaston J. Acosta-Rua, M.D.
                        2545 Riverside Avenue
                        Jacksonville, Florida 32204

                        Curtis E. Gause, D.D.S.
                        7300 4th Street North
                        St. Petersburg, Florida 33702

                        David M. Shapiro, M.D.
                        4035 Evans Avenue
                        Ft. Myers, Florida 33901

                        Guy T. Selander, M.D.
                        2809 Forest Circle
                        Jacksonville, Florida 32257

                        James G. White, M.D.
                        344 John Anderson Drive
                        Ormond Beach, Florida 32176

                       ARTICLE IX - BUSINESS COMBINATIONS

Section 9.1 Vote Required for Business Combinations.

            The affirmative vote of the holders of not less than 75% of the outstanding shares of "Voting Stock" held by shareholders other than a "Related Person" shall be required for the approval or authorization of any "Business Combination" of the Corporation with any Related Person; provided, however, that such 75% voting requirement shall not be applicable if:

            (a) The "Continuing Directors" of the Corporation, by at least a two-thirds vote of such Continuing Directors, have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person; or

            (b) The cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of Voting Stock in the Business Combination is not less than the "Highest Per Share Price" or the "Highest Equivalent Price" paid by the Related Person in acquiring any of its holdings of the Voting Stock.

Section 9.2 Definitions.

            (a) The term "Business Combination" shall mean (i) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" of the assets either of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary of the Corporation to a Related Person, (iii) any merger or consolidation of a Related Person with or into a Corporation or a subsidiary of the Corporation,
(iv) any sale, lease, exchange, transfer or other security device, of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (v) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person other than the issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or stock dividend, or a distribution of warrants or rights, (vi) any recapitalization that would have the effect of increasing the voting power of a Related Person, or (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

            (b) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity that, together with its "Affiliates" and "Associates" becomes the "Beneficial Owner" of an aggregate of 10% or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity; provided, however, that the term "Related Person" shall not include (i) a person or entity whose acquisition of such aggregate percentage of Voting Stock was approved in advance by two-thirds of the Continuing Directors or (ii) any trustee or fiduciary when acting in such capacity with respect to any employee benefit plan of the Corporation or a wholly owned subsidiary of the Corporation.

            (c) The term "Substantial Part" shall mean an amount equal to 10% or more of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

            (d) A person shall be a "Beneficial Owner" of any Voting Stock:

                        (i) that such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                        (ii) that such person or any of its Affiliates or Associates has (aa) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (bb) the right to vote pursuant to any agreement, arrangement or understanding; or

                        (iii) that is beneficially owned, directly or
            indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

            For the purposes of determining whether a person is a Related Person pursuant to Section 9.2(b), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Section 9.2(d) but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

            (e) For purposes of Section 9.1(b), the term "other consideration to be received" shall include, without limitation, the value per share of Common Stock or other capital stock of the Corporation retained by its existing shareholders as adjusted to give effect to the proposed Business Combination in the event of any Business Combination in which the Corporation is a surviving corporation.

            (f) The term "Voting Stock" shall mean all of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

            (g) The term "Continuing Director" shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

            (h) A Related Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Related Person became a Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, if the price paid by such Related Person for such shares is not determinable by two-thirds of the Continuing Directors, the price so paid shall be deemed to be the higher of (i) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (ii) the market price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

            (i) The terms "Highest Per Share Price" and "Highest Equivalent Price" as used in this Article shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of capital stock of the Corporation, the amount determined by two-thirds of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related

Person became a Related Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees or other value paid by the Related Person with respect to the shares of capital stock of the Corporation acquired by the Related Person.

            (j) The terms "Affiliate" and "Associate" shall have the same respective meanings as ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act of 1934, as amended.

Section 9.3 Fiduciary Obligations

            Nothing contained in this Article shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

Section 9.4 Amendment

            The affirmative vote of shareholders required at any time to alter, amend or repeal this Article, or to alter, amend or repeal any other Article of the Articles of Incorporation of this Corporation in any respect that would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of, this Article, shall be at least 75% of the total voting power of all of the then outstanding shares of Voting Stock considered for purposes of this Article as a single class; provided, however, that if there is a Related Person, such action must also be approved by the affirmative vote of at least 75% of the total voting power of all of the then outstanding shares of Voting Stock not held by any Related Person. Such affirmative vote shall be in addition to the vote required by any particular class or series of Preferred Stock or otherwise required by law, the Articles of Incorporation of this Corporation or any special class of Preferred Stock.

                           ARTICLE X - INDEMNIFICATION

Section 10.1  Limitation of Liability

            To the full extent that the Florida Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of this Corporation shall not be liable to this Corporation or its shareholders for any monetary damages.

Section 10.2   Indemnification

            (a) This Corporation shall indemnify a director or officer of this Corporation who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise against all liabilities and expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, this Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him or her to repay the same if it is ultimately determined that he or she is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his or her ability to make repayment. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify and advance the expenses of any director or officer.

            (b) The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause this Corporation to indemnify or contract in advance to indemnify any person not specified in Section 10.2(a) who was or is a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 10.2(a).

Section 10.3  Insurance

            This Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his or her status as such, whether or not this Corporation would have power to indemnify him or her against such liability under the provisions of this Article X.

Section 10.4  Change in Board of Directors

            In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section 10.2(a) shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

Section 10.5  Application

            The provisions of this Article X shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

Section 10.6  Covered Persons

            Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

Section 10.7  Amendment

            Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws of this Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation or the Bylaws of this Corporation), the provisions of this Article may be altered, amended or repealed only by the affirmative vote of 75% or more of the voting power of all the then outstanding shares of this Corporation's capital stock entitled to vote on the election of directors, voting together as a single class.

                               ARTICLE XI - BYLAWS

            The initial bylaws of this Corporation shall be adopted by this Corporation's initial Board of Directors. The power to amend the bylaws shall be vested in the Board of Directors and this Corporation's shareholders. Any amendment to this Corporation's bylaws must be approved by either a majority of the Board of Directors or the holders of a majority of this Corporation's outstanding shares of Voting Stock unless otherwise provided in the bylaws.

                             ARTICLE XII - AMENDMENT

            Except as otherwise provided herein, this Corporation's Articles of Incorporation may be altered, amended or repealed only by the affirmative vote of a majority of the voting power of all the then outstanding shares of this Corporation's capital stock entitled to vote on the election of directors, voting together as a single class.

                           ARTICLE XIII - INCORPORATOR

            The name and address of the incorporator of this Corporation is Michael B. Kirwan, LeBoeuf, Lamb, Greene & MacRae, L.L.P., 50 North Laura Street, Suite 2800, Jacksonville, Florida 32202.

            Pursuant to Section 607.1006(1)(f) of the Florida Business Corporation Act, the sole shareholder has approved the Restated Articles of Incorporation this ____ day of May, 1996.

                                           FPIC INSURANCE GROUP, INC.

                                           By /s/ William R. Russell
                                             -----------------------
                                                  William R. Russell

                                                  President

                               ARTICLES OF MERGER
                                       OF
           ANESTHESIOLOGISTS PROFESSIONAL ASSURANCE ASSOCIATION, INC.,
                              A FLORIDA CORPORATION
                                      INTO
                           FPIC INSURANCE GROUP, INC.,
                              A FLORIDA CORPORATION

            Pursuant to the provisions of Section 607.1105, Florida Statutes
(1997), the undersigned corporations certify as follows:

            FIRST, the names of the corporations that are parties to the merger are FPIC INSURANCE GROUP, INC., a Florida corporation, and ANESTHESIOLOGISTS PROFESSIONAL

ASSURANCE ASSOCIATION, INC., a Florida corporation.

            SECOND, FPIC Insurance Group, Inc. shall be the surviving corporation.

            THIRD, the Plan of Merger was approved by the boards of directors of FPIC Insurance Group, Inc. and Anesthesiologists Professional Assurance Association, Inc. by Written Consents dated May 29, 1998. A copy of the Plan of Merger is attached hereto as Exhibit A.

            FOURTH, the Plan of Merger was approved by the shareholder of

Anesthesiologists Professional Assurance Association, Inc. by Written Consent dated May 29, 1998.

            FIFTH, pursuant to Section 607.1103(7)(a) Florida Statutes (1997), approval of the shareholders of FPIC Insurance Group, Inc. is not required.

            SIXTH, the merger shall become effective upon filing of these Articles of Merger with the Florida Secretary of State.

DATED:      June 26, 1998.

                                        Anesthesiologists Professional Assurance
                                        Association, Inc.

                                        By /s/ Elizabeth Moya
                                          -------------------------------------
                                        Its Vice President

                                        FPIC Insurance Group, Inc.

                                        By /s/ Steven M. Rosenbloom
                                          -------------------------------------
                                        Its Senior Vice President

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 14, 1998, by and among FPIC Insurance Group, Inc., a Florida corporation ("FIG"), Anesthesiologists Professional Assurance Association, Inc., a Florida not-for-profit corporation ("APAA"), for itself and on behalf of a Florida for profit corporation to be formed and named Anesthesiologists Professional Assurance Association, Inc. ("Newco"), the APAA Liquidating Trust created pursuant to that certain Liquidating Trust Agreement of even date herewith (the "Liquidating Trust"), and Anesthesiologists Professional Assurance Company, a Florida corporation ("APAC") (collectively, APAA, Newco, the Liquidating Trust and APAC shall be referred to as the "APAA Group" and, each individually, a member of the APAA Group).

                              W I T N E S S E T H:

            WHEREAS, the Board of Directors of FIG has determined that it is in the best interest of FIG and its shareholders to effect a merger of FIG and Newco through the consummation of the business combination transactions provided for in this Agreement; and

            WHEREAS, the Trustees of the Liquidating Trust and the Boards of Directors of APAA and APAC have determined that it is in the best interests of their respective members and shareholders to effect a merger of FIG and Newco through the consummation of the business combination transactions provided for in this Agreement; and

            WHEREAS, it is the intent of the Trustees of the Liquidating Trust and respective Boards of Directors of APAA and APAC, and of the Board of Directors of FIG, that FIG and APAC be the surviving corporations in such business combination transactions; and

            WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions to, such business combination transactions.

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

                                    ARTICLE 1

                                   THE MERGER

            1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with the Florida Insurance Code, at the Effective Time, Newco shall merge with and into FIG (the "Merger"). FIG shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of Florida. Upon consummation of the Merger, the separate existence (corporate and otherwise) of Newco shall terminate.

            1.2 Effective Time. The Merger shall become effective as set forth in articles of merger, a form of which is attached as Exhibit A (the "Articles of Merger"), filed with the appropriate authorities of the State of Florida on the Closing Date (as defined in Section 9.1 of this Agreement). The effective date and time of the Merger specified in the Articles of Merger shall be no earlier than the date and time the Articles of Merger are filed with the appropriate authorities of the State of Florida and shall be as soon after such filing as is practicable. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger filed in accordance with the Florida Insurance Code and the Florida Business Corporation Act, as amended (the "FBCA").

            1.3 Effects of Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger, the Florida Insurance Code and the FBCA. At the Effective Time, (i) all rights, franchises, licenses and interests of Newco in and to every type of property, real, personal and mixed, and all choses in action of Newco shall continue unaffected and uninterrupted by the Merger and shall accrue to FIG; (ii) all obligations and liabilities of Newco then outstanding shall become and be obligations of FIG and shall continue unaffected and uninterrupted by the Merger; and (iii) no action or proceeding then pending and to which Newco is a party shall be abated or discontinued but may be prosecuted to final judgment by FIG.

            1.4 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any security of FIG or Newco:

                        (i) Conversion of Newco Common Stock. The aggregate issued and outstanding shares of Newco voting and nonvoting common stock ("Newco Common Stock"), shall be canceled and converted into the right to receive $4,800,000 in immediately available funds (the "Cash Consideration") and an aggregate number of shares of common stock $0.10 par value per share, of FIG ("FIG Common Stock") determined by dividing $9,000,000 by the average (weighted to reflect daily trading volume) of the daily closing prices per share of FIG Common Stock on the NASDAQ National Market as reported in the Southeast edition of the Wall Street Journal for the period of twenty (20) business days ending on the last business day prior to the Closing Date (the "Average Price") (the "Stock Consideration"); provided however, (i) that in the event the Average Price is $27.125 or lower, then the Average Price shall be deemed to be $27.125 (the "Floor Price") and the Stock Consideration shall be divided by the Floor Price (so that, in such case, the Stock Consideration would be 331,797 shares of FIG Common Stock), and (ii) that in the event the Average Price is $37.125 or higher, then the Average Price shall be deemed to be $37.125 (the "Ceiling Price") and the Stock Consideration shall be divided by the Ceiling Price (so that, in such case, the Stock Consideration would be 242,424 shares of FIG Common Stock). At the Closing, FIG shall deliver to the Liquidating Trust (a) the Cash Consideration and (b) seven-ninths of the shares of FIG Common Stock comprising the Stock Consideration, (the "Non-Pledged Stock Consideration"). The remaining shares of FIG Common Stock comprising the Stock Consideration (the "Pledged Stock Consideration") shall be issued in the name of the Liquidating Trust and pledged in favor of FIG as provided in Section 2.9.

                        (ii) Anti-dilution. If, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization prior to the Effective Time, the outstanding shares of FIG Common Stock shall have been increased or decreased by one (1%) percent or more or changed into or exchanged for a different number or kind of shares or securities, then an appropriate and proportionate adjustment shall be made to the Stock Consideration.

                        (iii) No Change to FIG Common Stock. Each issued and outstanding share of FIG Common Stock shall remain outstanding and shall continue to represent one fully paid and nonassessable share of FIG Common Stock.

            1.5 FIG Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation of FIG then in effect shall be, and shall continue in effect as, the Articles of Incorporation of FIG, as the surviving corporation in the Merger, until thereafter amended in accordance with applicable law.

            1.6 FIG Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of FIG then in effect shall be, and shall continue in effect as, the Bylaws of FIG, as the surviving corporation in the Merger, until thereafter amended in accordance with applicable law.

            1.7 Merger Tax Consequences. It is intended that (i) the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368(a) of the Code. The parties intend through the Merger to further their mutual business objectives by obtaining synergies of operation, concentration of business, acquisition of expertise, reduction of costs, and pooling of well-trained and efficient personnel to strengthen the operations of both parties in view of the increasingly more competitive market for the sale of professional liability insurance to anesthesiologists and other physicians.

                                    ARTICLE 2

                                OTHER AGREEMENTS

            2.1 Note and Lien. At the Closing, but immediately following the Effective Time, FIG shall pay American Professional Assurance, Ltd., a Cayman Islands exempted limited company ("APAL"), $2,700,000 in full repayment of the Renewal and Consolidated Note dated May 31, 1992, made by APAA to APAL (the "Note"). APAA shall pay all accrued and unpaid interest owing under the Note prior to Closing so that no accrued interest is owed on the Closing Date. Upon the payment of the Note as contemplated herein, the Liquidating Trust and FIG shall obtain a full release of any and all liens or other interests that APAL may have in the outstanding shares of APAC common stock.

            2.2 Contribution of Surplus Note. Prior to the Closing, APAA shall contribute to the capital of APAC the Surplus Note, in the outstanding principal amount as of the date hereof of $1,650,000, issued by APAC in favor of APAA (the "Surplus Note"). Prior to such contribution, and after the date of this Agreement, APAC shall make no further payments of principal, interest or other amounts owing under the Surplus Note, except as required to allow APAA to make regularly scheduled payments of interest under the Note, or except to permit APAA to recontribute back to APAC the amount so received by APAA in payment of the Surplus Note as a contribution to the capital APAC.

            2.3 Transaction Fee. As of the Closing, but immediately following the Effective Time, FIG shall pay Consulting Group of APA, Inc., a Florida corporation ("CGA"), a transaction fee in the amount of $1,150,000 in cash for its services rendered in connection with the transactions contemplated by this Agreement.

            2.4 Registration Rights. At the Closing, but immediately following the Effective Time, FIG and the Liquidating Trust shall enter into a Stock Restriction and Registration Rights Agreement substantially in the form attached as Exhibit B.

            2.5         APAC Board of Directors.

                        (i) The initial Board of Directors of APAC immediately after the Closing shall be the same as before the Closing except that two representatives of FIG shall be appointed to the APAC Board at the Closing. As APAC's sole shareholder after the Closing, FIG shall have the right, in its discretion, to elect and replace the directors of APAC, but FIG hereby agrees not to do so as long as the Management Agreement (as defined in Section 2.7) remains in effect (provided, however, in the event the Management Agreement is terminated by APAM in accordance with Section Seventeen (C) thereof, until the date the then current term of the Management Agreement (excluding any automatic extensions thereof) would have expired had such termination not occurred).

                        (ii) APAC acknowledges and agrees that the APAC Board will not have authority to authorize or approve and will not authorize or approve any action not contemplated by the Management Agreement and that is outside of the ordinary course of business of APAC, unless at least one of the FIG representatives consents to such action. APAC acknowledges and agrees that it has furnished FIG copies of all of APAC's underwriting policies, pricing policies, and claims handling policies (collectively, the "Management Policies"). FIG acknowledges and agrees that the Management Policies shall remain in effect after consummation of the Merger contemplated hereby, subject to the rights of the APAC Board of Directors to change the same to reflect changed circumstances; provided, that APAC shall obtain FIG's prior written consent before materially changing any of the Management Policies.

                        (iii) The provisions of this Section 2.5 shall survive the Closing and the consummation of the Merger.

            2.6 FIG and FPIC Boards of Directors. FIG shall cause Dr. Frank Moya to be appointed for a three year term to FIG's Board of Directors and for a one year term to Florida Physicians Insurance Company, Inc.'s ("FPIC") Board of Directors concurrently with the Closing. Should Dr. Moya cease serving as a Director for any reason while the Management Agreement remains in effect, then FIG shall cause a replacement for Dr. Moya designated by APA Management, Inc., a Florida corporation ("APAM"), to fill that vacancy on the Board of Directors of FIG and/or FPIC, as the case may be, so that at all times while the Management Agreement remains in effect Dr. Moya or such other designee of APAM serves on such Boards of Directors. After the Closing, FIG's Board of Directors and FPIC's Board of Directors will also consider in good faith the appointment of Dr. Frank Moya as a member of their respective Executive Committees.

            2.7 Management Agreement. At the Closing, FIG, APAC and APAM shall enter into a Management Agreement substantially in the form attached as Exhibit C (the "Management Agreement").

            2.8 Investment Management Agreement. At the Closing, FIG, APAM and APAC shall enter into an Investment Management Agreement substantially in the form attached as Exhibit D (the "Investment Management Agreement").

            2.9 Agreements Regarding the Stock Consideration. At the Closing, FIG and the Liquidating Trust shall enter into (i) an Indemnification and Stock Pledge Agreement containing substantially the terms specified in Exhibit E and other mutually agreeable terms typically included in agreements of such type (the "Pledge Agreement") and (ii) a Stock Retention Agreement containing substantially the terms specified in Exhibit F and other mutually agreeable terms typically included in agreements of such type (the "Stock Retention Agreement").

            2.10 Newco. Prior to the Closing, APAA shall cause Newco to be organized as a Florida for profit corporation. APAA agrees that (i) Newco shall not have or incur any liabilities of any nature from the time of its organization through the Effective Time other than (a) the liabilities of APAA set forth on the balance sheet of APAA as of December 31, 1997, a copy of which has been provided to FIG, (b) the Newco Expense Obligation (as defined in Section 9.3), and (c) liabilities disclosed in Section 4.18 of the Disclosure Schedule which it is anticipated that APAA will incur from and after January 1, 1998, and (ii) the assets of Newco as of the Effective Time shall consist of the assets of APAA set forth on the balance sheet of APAA as of December 31, 1997. Newco and the Liquidating Trust shall not engage in any activities or operations of any nature except as provided in this Agreement. APAA and the Liquidating Trust shall cause Newco, upon its formation, to be bound by and to comply with all of the obligations and agreements of or pertaining to Newco contained in this Agreement.

            2.11 Assumed Liability. The parties acknowledge that there has been accrued but not paid an expense of $1,500,000 in respect of compensation due to approximately 40 of the respective Directors, Officers, consultants, members of the Board of Medical Advisors and key employees of APAC and APAM (the "Compensation Accrual"). Notwithstanding any conflicting or inconsistent provision of this Agreement, the parties acknowledge that the Compensation Accrual shall not cause or contribute to any extent to the inaccuracy or breach of any representation, warranty, covenant or agreement in this Agreement and shall be completely disregarded in determining whether the conditions precedent to FIG's obligations to close have been satisfied. At the Closing, and immediately after the Effective Time, FIG shall pay the Compensation Accrual to a nominee or paying agent designated by APAC for the approximately 40 persons among whom the Compensation Accrual shall be distributed.

            2.12 Cash Payments. All references to cash payments to be made concurrently with or immediately after the Closing shall require payment by wire transfer of immediately available US funds to the account designated by the party receiving such payment, or otherwise in immediately available funds as directed by the party receiving such payment.

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF FIG

            Except as disclosed in the FIG disclosure schedule delivered to APAA concurrently herewith (the "FIG Disclosure Schedule"), FIG hereby represents and warrants to APAA as follows:

            3.1         Corporate Organization.

                        (i) FIG is incorporated and its status is active under the laws of the State of Florida. FIG has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FIG. As used in this Agreement, the term "Material Adverse Effect" means, with respect to FIG, APAA, Newco, the Liquidating Trust, APAC, or the surviving corporation in the Merger, as the case may be, a material adverse effect on the business, assets, properties, results of operations, or financial condition of such party and its Subsidiaries taken as a whole, excluding for this purpose only, however, the payment and/or incurrence of transactional expenses by FIG, APAA, Newco, or APAC, in connection with the Merger, as provided in this Agreement, to the extent having or contributing to any extent to such an effect. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, association, partnership, limited liability company, or other organization, whether incorporated or unincorporated, more than 50% of the outstanding securities or other equity ownership interests having ordinary voting power of which shall be owned or controlled, directly or indirectly, by such party or by one or more of such party's subsidiaries. True and complete copies of the Articles of Incorporation and Bylaws of FIG, as in effect as of the date of this Agreement, have previously been made available by FIG to APAA.

                        (ii) A record of all material corporate action taken by the shareholders and Board of Directors (including committees thereof) of FIG and complete and accurate copies of all of its proceedings and actions by written consent, and all minutes of its meetings, are contained in the minute books of FIG. The minute books and stock ledgers of FIG contain an accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of FIG. APAA has been given access to and an opportunity to review all such minutes, minute books and stock ledgers.

            3.2         Capitalization.

                        (i) The authorized capital stock of FIG consists of 50,000,000 shares of preferred stock and 25,000,000 shares of FIG Common Stock. As of December 31, 1997, no shares of such preferred stock and 9,179,581 shares of FIG Common Stock were issued and outstanding. All of the issued and outstanding shares of FIG Common Stock have been authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. The shares of FIG Common Stock to be issued pursuant to the Merger will be authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights and with no personal liability attaching to the ownership thereof, and shall be free and clear of any Liens, restrictions, or adverse claims, except those arising (a) under applicable securities laws, (b) under this Agreement, or (c) by, through or under any member of the APAA Group

            3.3         Authority; No Violation.

                        (i) FIG has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been approved by the Board of Directors of FIG, and does not require the consent or approval of the shareholders of FIG. This Agreement has been executed and delivered by FIG and (assuming due authorization, execution and delivery by the APAA Group and the receipt of all Requisite Regulatory Approvals (as defined in Section 7.1(iii) of this Agreement) constitutes a valid and binding obligation of FIG, enforceable against FIG in accordance with its terms.

                        (ii) Neither the execution and delivery of this Agreement by FIG nor the consummation by FIG of the transactions contemplated by this Agreement, nor compliance by FIG with any of the terms or provisions of this Agreement, will (i) violate any provision of the Articles of Incorporation or Bylaws of FIG or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FIG or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, charge or encumbrance of any nature (collectively "Lien") upon any of the properties or assets of FIG under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FIG is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause
(y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on FIG.

            3.4 Consents and Approvals. Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Department of Insurance of the State of Florida (the "Florida Insurance Department") under the Florida Insurance Code, with respect to the transactions contemplated by this Agreement, (ii) the filing of any other required applications, notices and forms with, and the obtaining of approvals from, any other Governmental Entity (as defined in this Section 3.4), (iii) the filing of the Articles of Merger with the appropriate authorities of the State of Florida pursuant to the Florida Insurance Code and the FBCA, (iv) the filing of a notification and report form (the "HSR Act Report") with the Pre-Merger Notification Office of the Federal Trade Commission and with the Antitrust Division of the Department of Justice (collectively, the "Pre-Merger Notification Agencies") pursuant to the Hart-Scott- Rodino Anti-Trust Improvements Act, as amended, and the rules and regulations thereunder (collectively, the "HSR Act"), (v) any consents, authorizations, orders and approvals required under the Florida Insurance Code and the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with FIG's listing on the Nasdaq National Market, and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of FIG Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (together with the SEC, the Pre-Merger Notification Agencies, and the Florida Insurance

Department, a "Governmental Entity") or, except as set forth in the FIG Disclosure Schedule, with any third party are necessary in connection with the execution and delivery by FIG of this Agreement or the consummation by FIG of the transactions contemplated by this Agreement.

            3.5 Financial Statements. FIG has previously made available to APAA copies of the consolidated balance sheets of FIG and its Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1997 and 1996, inclusive, as reported in FIG's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC under the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (collectively, the "Exchange Act"), in each case accompanied by the audit reports of KPMG Peat Marwick LLP (with respect to the years ended December 31, 1997 and 1996), independent public accountants with respect to FIG. Prior to the Closing, FIG will deliver to APAA copies of the unaudited consolidated balance sheet of FIG and its Subsidiaries and the related unaudited consolidated statements of income and cash flows as reported in FIG's Quarterly Report on Form 10-Q for each quarter period ended at least 45 days prior to the Closing. The consolidated balance sheets of FIG as of December 31, 1997 and 1996 (including the related notes, where applicable) fairly present the consolidated financial position of FIG and its Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 3.5 (including the related notes, where applicable) fairly present or will fairly present (subject, in the case of the unaudited statements, to recurring year end and audit adjustments normal in nature and amount) the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of FIG and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply (or will comply) in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been (or will be) prepared in all material respects in accordance with generally accepted accounting principles consistently applied ("GAAP") during the periods involved, except, in each case, as indicated in such statements or in the notes thereto (or, in the case of unaudited statements, as permitted by Form 10-Q). The books and records of FIG and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

            3..6 Broker's Fees. Except as described in Section 2.3, neither FIG nor any Subsidiary of FIG nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

            3.7         Absence of Certain Changes or Events.

                        (i)  Except as disclosed in the FIG Reports
(as defined in Section 3.9 of this Agreement) filed prior to the date of this Agreement, since December 31, 1997, (i) FIG and its Subsidiaries taken as a whole have not incurred any material indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise), other than in the ordinary course of their business; (ii) FIG has not declared or paid any dividend or other distribution in respect of the capital stock of FIG, or any direct or indirect redemption, purchase or other acquisition by FIG of any such stock; and (iii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on FIG.

                        (ii) Except as disclosed in the FIG Reports filed prior to the date of this Agreement, and except as disclosed in the FIG
Disclosure Schedule, since December 31, 1997, FIG and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course theretofore conducted.

            3.8         Legal Proceedings.

                        (i) Neither FIG nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of their knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (including noncontractual claims, bad faith claims and claims against any directors or officers of FIG or any Subsidiary of FIG, but excluding coverage and other claims not alleging bad faith made with respect to insurance policies issued by any FIG Subsidiary) against FIG or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, either individually or in the aggregate, would have a Material Adverse Effect on FIG.

                        (ii) There is no injunction, order, judgment, decree, or regulatory restriction (including noncontractual claims, bad faith claims and claims against any directors or officers of FIG or any Subsidiary of FIG, but excluding coverage and other claims not alleging bad faith made with respect to insurance policies issued by any FIG Subsidiary) imposed upon FIG, any of its Subsidiaries or the assets of FIG or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on FIG.

            3.9 SEC Reports. FIG has previously made available to APAA a complete copy of each (a) final registration statement, prospectus, report (including but not limited to reports on Forms 10-K, 8-K and 10-Q), schedule and definitive proxy statement filed since June 11, 1996 and prior to the date of this Agreement by FIG with the SEC pursuant to the Securities Act of 1933, as amended and the rules and regulations thereunder (collectively, the "Securities Act"), or the Exchange Act (collectively, the "FIG Reports") and (b) communication mailed by FIG to its shareholders since June 11, 1996 and prior to the date of this Agreement, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since June 11, 1996, FIG has timely filed all FIG Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all FIG Reports complied in all material respects with respect to form, content and otherwise with the published rules and regulations of the SEC with respect thereto.

            3.10 Compliance with Applicable Law. FIG and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied in all material respects with and are not in default in any material respect under any, and have maintained and conducted their respective businesses in all material respects in compliance with, all applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of each Governmental Entity relating to FIG or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, have a Material

Adverse Effect on FIG. Neither FIG nor any of its Subsidiaries engages in any activity prohibited by applicable law.

            3.11 Agreements with Regulatory Agencies. Neither FIG nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1994, a recipient of any supervisory letter from, or since January 1, 1994, has adopted any board resolutions at the request of any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the FIG Disclosure Schedule, a "FIG Regulatory Agreement"), nor has FIG or any of its Subsidiaries been advised since January 1, 1994, by any Governmental Entity that it is considering issuing or requesting any such FIG Regulatory Agreement.

            3.12 Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved against on the consolidated balance sheet of FIG included in the FIG December 31, 1997 Form 10-K, (ii) those liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1997, and (iii) coverage and other claims (other than bad faith claims) made with respect to insurance policies issued by any FIG Subsidiary, neither FIG nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on FIG.

            3.13 State Takeover Laws. The Board of Directors of FIG has approved the transactions contemplated by this Agreement and taken such action such that the provisions of any state or local "takeover" law applicable to FIG will not apply to this Agreement or any of the transactions contemplated by this Agreement.

            3.14 No Investment Company. Neither FIG nor any Subsidiary of FIG is an "investment company," or a company "controlled" by an "investment company," within the meaning of either the Investment Company Act of 1940, as amended, or Sections 368(a)(2)(F)(iii) and (iv) of the Code.

            3.15 Full Disclosure. No representation or warranty by FIG in this Agreement, nor in any certificate, schedule, statement, document or instrument furnished by FIG to APAA Group pursuant to this Agreement contains or will contain any untrue statement of a material fact or, taking into account the scope of such representations and warranties and the context in which they are made, omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

            3.16 Legal Compliance. Neither FIG nor, to the best knowledge of FIG, any director, officer, agent, employee or other person associated with or acting on behalf of FIG has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, using corporate funds.

            3.17 Effective Time of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of FIG set forth in this Agreement, as updated by any written disclosure schedule delivered pursuant to Section 6.6 of this Agreement, shall be deemed to be made on and as of the date of this Agreement, as of the Closing Date, and as of the Effective Time.

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE APAA GROUP

            Except as disclosed in the APAA Group disclosure schedule delivered to FIG concurrently herewith (the "APAA Group Disclosure Schedule"), the APAA Group (provided that references to Newco in this Section shall be deemed applicable only from and after the formation of Newco) hereby jointly and severally represents and warrants to FIG as follows:

            4.1         Organization.

                        (i) APAA is incorporated as a not-for-profit corporation and its status is active under the laws of the State of Florida. APAA has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is registered, licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such registration, licensing or qualification necessary, except where the failure to be so registered, licensed or qualified would not have a Material Adverse Effect on APAA. True and complete copies of the Articles of Incorporation and Bylaws of APAA, as in effect as of the date of this Agreement, have previously been made available by APAA to FIG.

                        (ii) As of the Closing, (a) Newco will be incorporated and its status will be active under the laws of the State of Florida, (b) Newco will have the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is then being conducted, and (c) Newco will be registered, licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such registration, licensing or qualification necessary, except where the failure to be so registered, licensed or qualified would not have a Material Adverse Effect on Newco. True and complete copies of the Articles of Incorporation and Bylaws of Newco, as in effect as of the Closing, will be made available to FIG upon Newco's organization. As of the Closing, Newco will be a wholly owned subsidiary of the Liquidating Trust.

                        (iii) The Liquidating Trust has been formed and organized and its status is active under the laws of the State of Florida. The Liquidating Trust has the legal power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is registered, licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such registration, licensing or qualification necessary, except where the failure to be so registered, licensed or qualified would not have a Material Adverse Effect on the Liquidating Trust. True and complete copies of the organizational documents of the Liquidating Trust, as currently in effect, have previously been made available by the Liquidating Trust to FIG.

                        (iv) APAC is incorporated and its status is active under the laws of the State of Florida. APAC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is registered, licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such registration, licensing or qualification necessary, except where the failure to be so registered, licensed or qualified would not have a Material Adverse Effect on APAC. True and complete copies of the Articles of Incorporation and Bylaws of APAC, as in effect as of the date of this Agreement, have previously been made available by APAC to FIG.

                        (v) A record of all material action taken by the Trustees of the Liquidating Trust and the Boards of Directors of APAA and APAC (including committees thereof), and a record of all corporate action taken by the shareholders of APAC, and complete and accurate copies of all of their respective proceedings and actions by written consent, and all minutes of their respective meetings, are contained in the respective minute books of the APAA Group. The records of APAA and the Liquidating Trust contain an accurate and complete record of all members of APAA and their membership rights (to the extent required to be reflected therein). The minute books and stock ledgers of APAC contain an accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of APAC. FIG has been given access to and an opportunity to review all such minutes, minute books, membership records and stock ledgers.

            4.2         Capitalization.

                        (i) The authorized capital stock of Newco will consist of 900 shares of nonvoting common stock and 100 shares of voting common stock. All of the Newco Common Stock, as of the Closing, will have been authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the time immediately prior to the Merger and except as contemplated by this Agreement, Newco will not have and will not be bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Newco capital stock or any other equity securities of Newco or any securities representing the right to purchase or otherwise receive any shares of Newco capital stock or any other equity securities of Newco, and no shares of Newco capital stock will be reserved for issuance, nor will Newco have issued any shares of Newco capital stock or other equity securities of Newco, or any securities convertible into or exercisable for any shares of Newco capital stock or other equity securities of Newco, other than as contemplated by this Agreement.

                        (ii) The authorized capital stock of APAC consists of 600,000 shares of common stock, $1.00 par value ("APAC Common Stock").
As of December 31, 1997, all of the authorized shares of APAC Common Stock were issued and outstanding. All of the issued and outstanding shares of APAC Common Stock have been authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, and except as contemplated by this Agreement, APAC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of APAC Common Stock or any other equity securities of APAC or any securities representing the right to purchase or otherwise receive any shares of APAC Common Stock or any other equity securities of APAC, except with respect to the pledge encumbering the APAC Common Stock and securing the Note. No shares of APAC Common Stock are reserved for issuance. Since December 31, 1997, APAC has not issued any shares of APAC Common Stock or other equity securities of

APAC, or any securities convertible into or exercisable for any shares of APAC Common Stock or other equity securities of APAC, other than as contemplated by this Agreement.

                        (iii) The APAA Group Disclosure Schedule sets forth a complete list of the officers and directors of APAA and APAC. The APAA
Group does not have any direct or indirect equity or ownership interest in any other business or entity, other than (upon formation thereof) Newco and APAC, and does not have any direct or indirect obligation or any commitment to invest any funds in any corporation or other business or entity, other than for investment purposes in the ordinary course of business.

            4.3         Authority; No Violation.

                        (i) Each member of the APAA Group has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by all of the members of APAA who have the right to vote thereon and have been, or prior to the Closing will be, duly and validly approved by the Board of Directors of APAA, Newco and APAC, the Trustees of the Liquidating Trust and the shareholder of APAC. No other corporate proceedings on the part of the members of the APAA Group are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been validly executed and delivered by APAA, the Liquidating Trust and APAC and (assuming due authorization, execution and delivery by FIG and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of each member of the APAA Group, enforceable against each member of the APAA Group in accordance with its terms. Except for the approval of the voting members of APAA, which has been obtained, no member of APAA and no beneficiary of the Liquidating Trust has or will have any right to vote upon or approve or any other rights to affect the consummation of the transactions contemplated by this Agreement.

                        (ii) Neither the execution and delivery of this Agreement by APAA, the Liquidating Trust and APAC nor the consummation by APAA, the Liquidating Trust, Newco and APAC of the transactions contemplated by this Agreement, nor compliance by APAA, the Liquidating Trust, Newco and APAC with any of the terms or provisions of this Agreement, will (i) violate or will violate any provision of the organizational documents of any member of the APAA Group or (ii) assuming that the consents and approvals referred to in Section
4.4 of this Agreement are duly obtained, (x) violate or will violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable or that will be applicable to any member of the APAA Group or any of their properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of any member of the APAA Group under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any member of the APAA Group is a party, or by which it or any of its properties or assets may be bound or affected.

            4.4 Consents and Approvals. Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Florida Insurance Department under the Florida

Insurance Code, with respect to the transactions contemplated by this Agreement,
(ii) the filing of any other required applications, notices and forms with, and the obtaining of approvals from any other Governmental Entity, (iii) the filing of the Articles of Merger with the appropriate authorities of the State of Florida pursuant to the Florida Insurance Code and the FBCA, (iv) the filing of the HSR Act Report with the Pre-Merger Notification Agencies pursuant to the HSR Act, and (v) any consents, authorizations, orders and approvals required under the Florida Insurance Code and the HSR Act, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by the APAA Group of this Agreement or the consummation by the APAA Group of the transactions contemplated by this Agreement.

            4.5 Reports. Each member of the APAA Group, as applicable (i) has timely filed all annual and quarterly statements (including the financial statements contained therein), reports, registrations and statements, together with all amendments required to be made with respect thereto, it was required to file since January 1, 1993 with each Governmental Entity having jurisdiction,
(ii) has timely filed all other reports and statements, together with all amendments required to be made with respect thereto, that it was required to file since January 1, 1998 under all applicable laws, rules or regulations (including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any other Governmental Entity), and (iii) has paid all fees and assessments due and payable in connection therewith, except in each case for such delinquencies and defects in such filings as did not have any Material Adverse Effect upon any member of the APAA Group. All such reports, registrations and statements, together with all such amendments, were in substantial compliance with applicable law when filed and, as of their respective dates, did not contain any false statements or material misstatements of fact or (when taken as a whole) omit to state any material facts required to be disclosed therein and necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made. No deficiencies have been asserted by any Governmental Entity with respect to such reports, registrations and statements or any such amendments thereto, that have any Material Adverse Effect on any member of the APAA Group. The APAA Group has delivered to FIG complete and accurate copies of all annual and quarterly statements (including the financial statements contained therein) required to be filed by APAC under applicable law since January 1, 1993. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of APAA and APAC, no Governmental Entity has given any member of the APAA Group notice of the initiation of any proceeding or investigations into the business or operations of any member of the APAA Group since January 1, 1993. No member of the APAA Group has knowledge of or has received any notice of any unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of any member of the APAA Group which, either individually or in the aggregate, has had or is likely to have a Material Adverse Effect on any member of the APAA Group.

            4.6 Financial Statements.

                        (i) The APAA Group has previously made available to FIG copies of the balance sheets of the consolidated APAA Group as of December 31, for the fiscal years 1997 and 1996, and the related statements of income, changes in capital and surplus and cash flows for the fiscal years 1997, 1996 and 1995, in each case accompanied by the audit reports of KPMG Peat Marwick LLP, independent public accountants with respect to the consolidated APAA Group. Prior to the Closing, APAA will deliver to FIG copies of the unaudited balance sheet of the consolidated APAA Group and the related unaudited statements of income and cash flows for each quarter period ended at least 45 days prior to the Closing. The balance sheets of the consolidated APAA Group as of December 31, 1997 and 1996 (including the related notes, where applicable) fairly present in all material respects the financial position of the consolidated APAA Group as of the dates thereof, and the other financial statements referred to in this
Section 4.6(i) (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring year end and audit adjustments normal in nature and amount) the results of the operations and changes in capital and surplus and financial position of the consolidated APAA Group for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. For purposes of the consolidated financial statements of the APAA Group referred to in this Section 4.6(i), the APAA Group shall be deemed not to include Newco. The books and records of the consolidated APAA Group have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                        (ii) APAC has previously made available to FIG copies of the annual Statutory Financial Statements for APAC for the years ended December 31, 1997 and 1996 (collectively, the "APAC Statutory Statements").
Prior to the Closing, APAC will deliver to FIG copies of its quarterly Statutory Financial Statements for each quarter period ended at least 45 days prior to the Closing (collectively, the "APAC Quarterly Statements"). The APAC Statutory Statements (i) complied in all material respects with all applicable laws when filed, (ii) are true and complete in all material respects and (iii) present fairly in all material respects the financial position of APAC at the end of each of the years then ended and the results of APAC's operations and changes in capital and surplus and in cash flow for each such year, in conformity with accounting practices prescribed or permitted by the applicable state insurance laws and regulations applied on a consistent basis as and to the extent described in such annual statements and related statutory financial statements. The APAC Quarterly Statements (i) will comply in all material respects with all applicable laws when filed, (ii) will be true and complete in all material respects and (iii) will present fairly in all material respects the financial position of APAC at the end of each of the quarters then ended and the results of APAC's operations and changes in capital and surplus and in cash flow for each such quarter, in conformity with accounting practices prescribed or permitted by the applicable state insurance laws and regulations applied on a consistent basis as and to the extent described in such quarterly statements and related statutory financial statements. APAC is not aware of and has not received any notice of the assertion of any deficiency by any insurance regulatory authority with respect to the APAC Statutory Statements or the APAC Quarterly Statements that has had or is reasonably likely to have a Material Adverse Effect on APAC.

            4.7 Broker's, Financial Advisory and Transaction Fees. Neither APAA nor APAC nor any of their respective officers or trustees or directors has employed any broker or finder or incurred any liability for any broker's fees, financial advisory or transaction, commissions or finder's fees in connection with the transactions contemplated by this Agreement, other than the $1,150,000 transaction fee payable to CGA, which shall be paid by FIG at the Closing as provided in Section 2.3, and the financial advisory fees payable to Metis Financial, LLC, which shall be paid by APAA (subject to FIG's agreement to pay the Newco Expense Obligation).

            4.8 Absence of Certain Changes or Events. Except for matters provided for in this Agreement, matters disclosed in the APAA Group Disclosure Schedule and legal, accounting, actuarial and financial advisory fees incurred by APAA in connection with the transactions contemplated by this Agreement, since December 31, 1997 there has not been:

                        (i) any material adverse change in the financial condition, business, assets, properties, liabilities, operations, results of operations or prospects of any member of the APAA Group;

                        (ii) any declaration, setting aside or payment of any dividend, or other distribution, in respect of any of the capital stock of any member of the APAA Group or any direct or indirect redemption, purchase or other acquisition by any member of the APAA Group of any of its capital stock;

                        (iii) any entry into or amendment of any employment or deferred compensation agreement between any member of the APAA Group and any of their officers, directors, employees, agents or consultants;

                        (iv) any issuance or sale by any member of the APAA Group of any of its capital stock, debentures, bonds, notes or other corporate securities, or any modification or amendment of the rights of the holders of any of their outstanding capital stock, debentures, bonds, notes or other securities;

                        (v) any creation of any lien of any kind (other than deposits with state insurance departments and liens for current taxes not yet due), including, without limitation, any deposit for security made of, created on or in any asset or property of any member of the APAA Group, or assumed by any member of the APAA Group with respect to any such asset or property;

                        (vi) any material indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred or forgiven, or other material transaction engaged in by any member of the APAA Group, except in the ordinary course of business and consistent with past practices;

                        (viii) any sale, transfer or other disposition of any assets or properties of any member of the APAA Group, or any acquisition by any member of the APAA Group of any assets or properties, or any agreement to do any of the foregoing, except in the ordinary course of business;

                        (ix) any amendment, termination or waiver of any material right of any member of the APAA Group under any contract, agreement or governmental license or permit, except for amendments to reinsurance agreements and other contractual amendments in the ordinary course of business;

                        (x) any material change in the policies customarily followed by any member of the APAA Group (including, without limitation, any underwriting, actuarial, pricing, financial or accounting practices or policies);

                        (xi) any material increase in APAC's policy lapse ratio, or any material decrease in the amount of APAC's in-force business or the premium rates charged by APAC;

                        (xii) any actual or threatened labor trouble, strike, loss of employees or agents of any member of the APAA Group;

                        (xii) any increase in salaries or other compensation of, or advances (other than travel and other advances in the ordinary course of business) to, any employees of any member of the APAA Group, other than increases to non-executive employees in the ordinary course of business and consistent with past practices;

                        (xiii) any loss of agents of APAC that has had or could reasonably be expected to have a Material Adverse Effect on APAC;

                        (xiv) any transaction between APAC on the one hand, and APAA or any person or company, corporation or other entity controlled by, controlling or under common control with APAA, on the other hand, except for 1998 servicing and claims handling agreements with APAM, which shall be terminated as of the Closing without liability to APAC or APAM;

                        (xv) any rights or licenses granted under any of the trade names of any member of the APAA Group or any general agency arrangements entered into by any member of the APAA Group.

                        (xvi) any agreement regarding reinsurance, surplus relief obligations, excess insurance, ceding of insurance, assumption of insurance or indemnification entered into with respect to insurance or management of business;

                        (xvii) any materially adverse change in the operations, results of operations, business, assets, properties, financial condition, income or liabilities of any member of the APAA Group;

                        (xviii) any materially adverse damage, destruction or loss, whether or not covered by insurance or reinsurance, suffered by any member of the APAA Group, other than casualties covered by insurance policies issued by APAC;

                        (xix) any strike, picketing, boycott or other labor trouble adversely affecting the business, operations or prospects of any member of the APAA Group; or

                        (xx) any transaction that was not in the ordinary course of business and consistent with past practices.

            4.9         Legal Proceedings.

                        (i) No member of the APAA Group is a party to any, and there are no pending or, to the best of their knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (including noncontractual claims, bad faith claims and claims against any directors or officers of any member of the APAA Group, but excluding coverage and other claims not alleging bad faith made with respect to insurance policies issued by
APAC) against any member of the APAA Group or challenging the validity or propriety of the transactions contemplated by this Agreement.

                        (ii) There is no injunction, order, judgment, decree, or regulatory restriction (including noncontractual claims, bad faith claims and claims against any directors or officers of any member of the APAA Group, but excluding coverage and other claims not alleging bad faith made with respect to insurance policies issued by APAC) imposed upon any member of the APAA Group or the assets of any member of the APAA Group.

            4.10 Taxes and Tax Returns. None of the Tax matters described below, individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on any member of the APAA Group.

                        (i) Each member of the APAA Group has filed all Tax Returns required to be filed by it under applicable law, giving effect to permissible extensions under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

                        (ii) Each member of the APAA Group has, within the time and in the manner described by law, paid (and until the Effective Time will pay within a time and in the manner prescribed by law) all Taxes that are currently due and payable except for Taxes for which adequate reserves have been made on the financial statements described in Section 4.6(i) of this Agreement.

                        (iii) Since 1993, no tax returns of any member of the APAA Group have been examined by the Internal Revenue Service (the "IRS") or any state, local or foreign Tax authority for state, county, local and foreign Taxes.

                        (iv) No audits or other administrative proceedings or court proceedings are presently pending against any member of the APAA
Group nor has any member of the APAA Group given any currently effective waivers extending the statutory period of limitation applicable to any Tax Return for any period.

                        (v) Proper and accurate amounts have been withheld by each member of the APAA Group, as applicable, from its employees, if any, for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws. Except for APAA's and APAC's 1997 Tax Return, as to which APAA and APAC are subject to a filing extension in accordance with applicable law, Tax Returns that are accurate and complete in all material respects have been filed by each member of the APAA Group for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes. The amounts shown on such Tax Returns (and the amounts that will be shown on APAA's and APAC's 1997 Tax Return) to be due and payable have been paid in full or adequate provision therefor has been included by each of APAC and APAA in its consolidated financial statements as of December 31, 1997,

                        (vi) There are no Tax Liens upon any property or assets of any member of the APAA Group except Liens for current Taxes not yet due.

                        (vii) No member of the APAA Group has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by such entity, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

                        (viii) No member of the APAA Group has entered into a transaction which is being accounted for as an installment obligation under
Section 453 of the Code.

                        (ix) No member of the APAA Group is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement, except with other members of the APAA Group (excluding the Liquidating Trust) and except for the Pledge Agreement. APAC and its parent entity, APAA, file consolidated income tax returns and are each liable for the taxes of the other pursuant to the provisions of Treasury Regulation Section 1.1502-6.

                        (x) No member of the APAA Group has any liability for Taxes of any person other than such entity (i) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract or (iii) otherwise.

                        (xi) No member of the APAA Group is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                        (xii) Each member of the APAA Group has or had substantial authority (within the meaning of Section 6661 of the Code for Tax Returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for Tax Returns filed after December 31, 1990) for all transactions that could give rise to any understatement of federal income tax (within the meaning of Section 6661 of the Code for Tax Returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for Tax Returns filed after December 31, 1990).

                        (xiii)  No election under Code Section 338
(or any predecessor provision) has been made by or with respect to any member of the APAA Group or any of their respective assets or properties.

                        (xiv) No member of the APAA Group has engaged in any intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Effective Time.

                        (xv) No power of attorney currently in force has been granted by any member of the APAA Group concerning any Tax matter.

                        (xvi) No member of the APAA Group has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing effect after the Effective Time.

                        (xvii) There has been no disallowance of a deduction under Section 162(m) of the Code by any member of the APAA Group for employee remuneration of any amount paid or payable by any member of the APAA Group under any contract, plan, program, arrangement or understanding.


                        (xviii) As used in this Agreement, (i) the term "Tax" or "Taxes" means all taxes, charges, fees, levies and other governmental assessments and impositions of any kind payable to any governmental authority or agency (including all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon); and (ii) the term "Tax Return" or "Tax Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed by any member of the APAA Group with the IRS or any other Governmental Entity or tax authority or agency, whether domestic or foreign (including consolidated, combined and unitary tax returns). "Tax Ruling," as used in this Agreement, shall mean a written ruling of a

Taxing authority relating to Taxes imposed on or incurred by any member of the APAA Group. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a Tax authority relating to Taxes imposed on or incurred by any member of the APAA Group.

            4.11 Employee Benefit Plans; Labor Matters. Except as contemplated by this Agreement and with respect to the allocation and distribution of the Cash Consideration and/or Stock Consideration to and by the Liquidating Trust and otherwise:

                        (i) No member of the APAA Group now has or has ever had any employees. APAC has contracted with APAM for the furnishing of all administrative services since the inception of APAC in 1987. No member of the APAA Group has any employee benefit plans (as that term is defined in ERISA
Section 3(3)), agreements, or arrangements that are maintained by any Affiliate or any other person which might be deemed a 'single employer' within the meaning of Section 4001 of ERISA.

                        (ii) No individuals are or would be considered leased employees (as that term is defined in Code Section 414(n)) of any member of the APAA Group or their affiliates, except that no such representation is made with respect to the employees of APAM that are engaged in managing APAC under the management agreements in effect prior to and after the Effective Time.

                        (iii)     Intentionally Omitted

                        (iv)     Intentionally Omitted.

                        (v) No person treated as an independent contractor by any member of the APAA Group is an employee as defined in Section 3401(c) of the Code, nor has any employee been otherwise improperly classified, as exempt, nonexempt or otherwise, for purposes of federal or state income tax withholding or overtime laws, rules, or regulations.

                        (vi)Except as provided in Item 4.8 (xx) of the Disclosure Schedule, no member of the APAA Group has any commitment to (i) create any compensation or benefit plan or (ii) enter into any contract to provide compensation or benefits to any individual.

            4.12 Compliance with Applicable Law. Each member of the APAA Group holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to, and has complied in all respects with and is not in default in any respect under any, and has maintained and, conducted its business in all respects in compliance with, all applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of each Governmental Entity relating to such entity except where the failure to have such licenses, franchises, permits and authorizations or where the failure to so conduct its business would not have a Material Adverse Effect on such entity.

            4.13 Certain Contracts. The APAA Group Disclosure Schedule contains a list, as of the date hereof, of each contract, agreement, understanding or other commitment, other than insurance policies issued by APAC in the ordinary course of its business, whether written or oral (including any and all amendments thereto), to which any member of the APAA Group is a party or by which any member of the APAA Group is bound relating to the business of any member of the APAA Group (collectively, the "APAA Group Contracts"), of a nature described below:

                        (i) any contract with any employee, former employee, consultant or labor union;

                        (ii) any contract for the future purchase of, or payment for, supplies or products or services in any single instance exceeding $20,000, or in the aggregate $50,000, that is not terminable without penalty upon advance notice of 30 days or less;

                        (iii) any representative or sales agency contract;

                        (iv) any contract limiting or restraining any member of the APAA Group or any of their current or future affiliates from engaging or competing in any lines of business with any person or entity;

                        (v) any contract with any customer providing for a retrospective price adjustment or future premium guarantee;

                        (vi) any commitment to guarantee the obligations of others or commitments by others to guarantee the obligations of any member of the APAA Group;

                        (vii) any real or personal property lease;

                        (viii) any mortgage, indenture, note, debenture, bond, letter of credit agreement, line of credit agreement, surety agreement, loan or other financing agreement or other commitment for the borrowing or lending of money relating to any member of the APAA Group;

                        (ix) any license, franchise, distributorship or other agreement, including those that relate in whole or in part to any software, technical assistance or other know-how, to which any member of the APAA Group is a party or relating to any member of the APAA Group or their businesses or operations;

                        (x) any commitment or agreement for any capital expenditure or leasehold improvement in excess of $10,000;

                        (xi) any contract regarding reinsurance, excess insurance, ceding of insurance, assumption of insurance, or indemnification with respect to insurance currently being provided directly or indirectly by any member of the APAA Group or regarding the management of any portion of its business or regarding the sale of any of its products through any other entity or the sale by any other entity of its products through it;

                        (xii) any investment in or agreement to invest in derivative securities;

                        (xiii) any contracts for the provision of data processing services;

                        (xiv) any finder's, franchise, distribution, sales or brokerage agreements;

                        (xv) any contracts or options to purchase or sell real property; or

                        (xvi) any other material contract, agreement or commitment of any nature not otherwise disclosed herein as to which any member of the APAA Group has Knowledge.

True and complete copies of the APAA Group Contracts have been delivered to FIG. Each APAA Group Contract is a valid and binding obligation and is in full force and effect. Except as disclosed in the APAA Group Disclosure Schedule, no member of the APAA Group is in default under any of the APAA Group Contracts; and, to the best knowledge of the APAA Group, no third party is in default under any of the APAA Group Contracts. The APAA Group Disclosure Schedule identifies each APAA Group Contract that requires consent or approval of or notice to any party in order to consummate the transactions contemplated by this Agreement or action on behalf of a third party to give FIG all rights under such APAA Group Contract following the consummation of the transactions contemplated by this Agreement. Except as set forth in the APAA Group Disclosure Schedule, no member of the APAA Group has any outstanding powers of attorney.

            4.14 Agreements with Regulatory Agencies. No member of the APAA Group is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1993, a recipient of any supervisory letter from, or since January 1, 1993, has adopted any board resolutions at the request of any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the APAA Group Disclosure Schedule, an "APAA Group Regulatory Agreement"), nor has any member of the APAA Group been advised since January 1, 1993, by any Governmental Entity that it is considering issuing or requesting any such APAA Group Regulatory Agreement.

            4.15 Other Activities of APAA, Newco and APAC. No member of the APAA Group, directly or indirectly, engages in any activity prohibited by applicable law.

            4.16 Investment Securities. Each member of the APAA Group has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (a) to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of such member of the APAA Group, and (b) with respect to the Lien encumbering the securities of APAC to secure the Note owing to APAL. Such securities are permissible investments under all applicable laws, such securities are valued on the books of the applicable member of the APAA Group in accordance with GAAP, and none of such securities is in default in the payment of principal, interest, dividends or otherwise.

            4.17 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of any member of the APAA Group, were entered into in the ordinary course of business and, in accordance with prudent business practice and applicable rules, regulations and policies of any Governmental Entity and with counter parties believed to be financially responsible at the time and are legal, valid and binding obligations of the applicable member of the APAA Group enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The applicable member of the APAA Group has performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued; and, to the best knowledge of the APAA Group, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

            4.18 Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved against on the balance sheets of the APAA Group at December 31, 1997, which have been provided to FIG, (ii) those liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1997 or provided for in this Agreement, (iii) coverage and other claims (other than bad faith claims) made with respect to insurance policies issued by APAC, (iv) liabilities disclosed in the APAA Group Disclosure Schedule and (v) legal, accounting, actuarial and financial advisory fees incurred by APAA in connection with the transactions contemplated by this Agreement, no member of the APAA Group has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on such member of the APAA Group.

            4.19        Intellectual Property.

                        (i) Each member of the APAA Group owns or has the right to use pursuant to license, sublicense, agreement or permission all intellectual property necessary for the operation of its business as presently conducted and as presently proposed to be conducted.

                        (ii) To the best of the APAA Group's knowledge, no member of the APAA Group has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and such member of the APAA Group, nor any of the directors or officers (and employees with responsibility for intellectual property matters) of any member of the APAA Group have ever received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. To the best of the APAA Group's knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any member of the APAA Group.

                        (iii) The APAA Group Disclosure Schedule identifies each item of intellectual property that any third party owns and that any member of the APAA Group uses pursuant to license, sublicense, agreement, or permission. The APAA Group has made correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date) available to FIG. To the best of the APAA Group's knowledge, with respect to each such item of such intellectual property: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms on and after the Closing Date; (iii) no party to the license, sublicense, agreement or permission is in material breach or default, and no event of default has occurred which with notice or lapse of time, or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder; (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) with respect to each such sublicense, the representations and warranties set forth in (i) through (iv) above are true and correct with respect to the underlying license; and (vi) no member of the APAA Group has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission other than to APAM.

            4.20        Real Property; Environmental Liability.

                        (i) No member of the APAA Group owns any right, title or interest in any real property. The APAA Group Disclosure Schedule sets forth a complete and accurate list and general description of all leases for real property ("APAA Group Real Property Leases") to which any member of the APAA Group is a party or by which any of them is bound. Each member of the APAA Group has valid leasehold interests in each of the APAA Group Real Property Leases held by any of them, free and clear of all mortgages, options to purchase, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (i) rights of lessors, co-lessees or sublessees that are reflected in each APAA Group Real Property Lease, (ii) current taxes not yet due and payable; (iii) Liens or other instruments of public record; and (iv) such nonmonetary imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property.

The activities of each member of the APAA Group with respect to all APAA Group Real Property Leases held by each of them for use in connection with their respective operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws, rules and regulations of any court, administrative agency or commission or other governmental authority or instrumentality affecting such properties. Each member of the APAA Group enjoys peaceful and undisturbed possession under all APAA Group Real Property Leases to which they are parties, and all of such APAC Real Property Leases are valid and in full force and effect.

                        (ii) There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on any member of the APAA Group any liability or obligation arising under common law relating to environmental matters or under any local, state or federal environmental statute, regulation or ordinance (including, CERCLA), pending or threatened against any member of the APAA Group which liability or obligation will or could reasonably be expected to have a Material Adverse Effect on any member of the APAA Group. To the best knowledge of the APAA Group, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation that will or could reasonably be expected to have a Material Adverse Effect on any member of the APAA Group. No member of the APAA Group is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation relating to environmental matters that will or could reasonably be expected to have a Material Adverse Effect on any member of the APAA Group.

            4.21 State Takeover Laws. The Boards of Directors of APAA and APAC have approved the transactions contemplated by this Agreement and taken such action such that the provisions of FBCA and any other provisions of any state or local "takeover" law applicable to any member of the APAA Group will not apply to this Agreement or any of the transactions contemplated by this Agreement.

            4.22        Insurance Matters.

                        (i) Each form of insurance policy, policy endorsement or amendment, reinsurance contract, annuity contract, application form, sales material and service contract now in use by APAC in any jurisdiction has, where required, received interim or final approvals from the appropriate Governmental Entity of such jurisdiction.

                        (ii) APAC has not issued any participating policies or any retrospectively rated policies of insurance.

                        (iii) All premium rates required to be filed with or approved by any Governmental Entity have been so filed and have received interim or final approval from each such Governmental Entity, and all premiums charged by APAC conform with such approvals.

                        (iv) The APAC Statutory Statements and the APAC Quarterly Statements set forth all of the reserves of APAC as of the dates of such statements (collectively, the "APAC Reserves"). The APAC Reserves, gross and net of the reinsurance thereof, (i) were determined in accordance with commonly accepted actuarial assumptions consistently applied, (ii) were fairly stated in all material respects in accordance with sound actuarial principles,
(iii) were based on
actuarial assumptions that are in accordance with or stronger than those specified in the related insurance and the related reinsurance, coinsurance, and other similar contracts, (iv) met in all material respects the requirements of the applicable insurance laws and regulations of each applicable jurisdiction,
(v) were computed on the basis of assumptions consistent with those used in computing the corresponding items in APAC's Statutory Statements for the immediately preceding comparable period, and (vi) to the best of APAC's knowledge, made good and sufficient provisions for the total amount of all matured and actuarially anticipated unmatured benefits, dividends, losses, claims, expenses, and other obligations and liabilities (whether absolute, accrued, contingent, or otherwise) of APAC under all outstanding insurance and reinsurance, coinsurance, and other similar contracts pursuant to which APAC has or reasonably could have any obligation or liability (whether absolute, accrued, contingent, or otherwise) as of the date of APAC's Statutory Statements. Outstanding claims and claims expenses have been opined upon as reasonable and adequate as of December 31, 1997, by Tillinghast-Towers Perrin, a duly qualified actuary that is a member in good standing in the American Academy of Actuaries. APAC has assets that qualify as admitted assets under the insurance laws of the applicable jurisdictions in an amount at least equal to the sum of all such reserves and liability amounts and its minimum statutory capital and surplus as required by such insurance laws.

                        (v) The APAA Group Disclosure Schedule sets forth a list and description of all reinsurance agreements or treaties to which APAC is a party. The consummation of the transactions contemplated by this Agreement will not result in the termination of any such reinsurance agreements or treaties, except as expressly provided for herein. APAC has provided FIG true and correct copies of all such reinsurance agreements or treaties. The reserve for unpaid losses, loss adjustment expenses and unearned premiums at each of December 31, 1997 and December 31, 1996, as reflected in the balance sheets in the financial statements of APAC identified in Section 4.6 of this Agreement, are stated net of reinsurance ceded amounts. APAC has no knowledge of and has received no notice of any facts that would reasonably cause it to believe that the reinsurance recoverable amounts reflected in said balance sheets are not collectible, and APAC has no knowledge of and has received no notice of any material adverse change in the financial condition of its reinsurers wherein it has been stated that they will not be able or are likely not to be able to honor their reinsurance commitments, and no party to any of such reinsurance agreements or treaties has given notice to APAC that such party intends to terminate or cancel any of such reinsurance agreements or treaties as a result of or following consummation of the Merger. Each reinsurance agreement or treaty to which APAC is a party is valid and binding on APAC, and to the best knowledge of APAC, each other party thereto and is in full force and effect in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which the enforcement of any proceeding therefor may be brought. APAC is not in default in any material respect with respect to any such reinsurance agreement or treaty and, other than as contemplated herein, no such reinsurance agreement or treaty contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement, or contains any other provision that would be altered or otherwise become applicable by reason of such transactions.

                        (vi) The APAC Reserves, gross and net of reinsurance thereof, as set forth in the APAC Statutory Statements and the APAC
Quarterly Statements pertaining to the property and casualty insurance businesses (including medical malpractice) of APAC have been determined on a consistent basis in accordance with past practices.

                        (vii) The APAA Disclosure Schedule lists all written contracts between APAC and each of its agents, managing general agents, and brokers. To the best of the APAA Group's knowledge, (a) each insurance agent, at the time such agent offered, wrote, sold or produced business for APAC, was duly licensed in the relevant jurisdiction as an insurance agent for such business and (b) no such insurance agent violated any term or provision of any law or any writ, judgment, decree, injunction or similar order applicable to, or engaged in any misrepresentation with respect to, the writing, sale or production of business for APAC.

                        (viii) No member of the APAA Group owns, beneficially or of record, any shares of FIG Common Stock or other equity securities of FIG, or any securities convertible into or exercisable for any shares of FIG Common Stock or other equity securities of FIG.

                        (ix) APAC is fully qualified, licensed, registered or otherwise approved as a risk retention group in each jurisdiction in which it has issued policies.

            4.23 No Investment Company. No member of the APAA Group is an "investment company," or a company "controlled" by an "investment company," within the meaning of either the Investment Company Act of 1940, as amended, or Sections 368(a)(2)(F)(iii) and (iv) of the Code.

            4.24 Legal Compliance. No member of the APAA Group nor, to the best knowledge of the APAA Group, any director, officer, agent, employee or other person associated with or acting on behalf of any member of the APAA Group has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, using corporate funds.

            4.25 Year 2000. The APAA Group's hardware and software systems include design, performance and functionality so that the APAA Group does not reasonably expect to experience invalid or incorrect results or abnormal hardware or software operation related to calendar year 2000. The APAA Group's hardware and software systems include calendar year 2000 date conversion and compatibility capabilities, including but not limited to, date data century recognition, same century and multiple century formula and date value calculations, and user interface date data values that reflect the century. No representation or warranty, express or implied, is made hereunder with respect to the interface between the APAA Group's hardware and software systems and those of any party with whom any member of the APAA Group or APAM deals from time to time, with respect to the extent of Year 2000 compliance that any such party's software or hardware systems might have.

            4.26 Full Disclosure. No representation or warranty by any member of the APAA Group in this Agreement, nor in any certificate, schedule, statement, document or instrument furnished to FIG pursuant to this Agreement contains or will contain any untrue statement of a material fact or, taking into account the scope of such representations and warranties and the context in which they are made, omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

            4.27 Activities, Assets and Liabilities of Newco and the Liquidating Trust. Newco and the Liquidating Trust have engaged in no activities or operations of any nature except as provided in this Agreement. Newco shall not have or incur any liabilities of any nature other than (i) the liabilities of APAA set forth on the balance sheet of APAA as of December 31, 1997, a copy of which has been provided to FIG, and (ii) the Newco Expense Obligation, and (iii) liabilities disclosed in Section 4.18 of the Disclosure Schedule which it is anticipated that APAA will incur from and after January 1, 1998 . The assets of Newco as of the Effective Time shall consist of the assets of APAA set forth on the balance sheet of APAA as of December 31, 1997.

            4.28 Effective Time of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of the APAA Group set forth in this Agreement, as updated by any written disclosure schedule delivered pursuant to Section 6.6 of this Agreement, shall be deemed to be made on and as of the date of this Agreement, as of the Closing Date, and as of the Effective Time.

                                    ARTICLE 5

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

            5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the APAA Group Disclosure Schedule), each member of the APAA Group shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and (c) take no action which would materially adversely affect or materially delay the ability of any party to this Agreement to obtain any Requisite Regulatory Approval for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

            5.2 APAA Group Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the APAA Group Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement, no member of the APAA Group shall, and no member of the APAA Group shall permit any of their respective Subsidiaries to, without the prior written consent of FIG, not to be unreasonably withheld or delayed:

                        (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, entering into repurchase agreements and reverse repurchase agreements);

                        (ii) redeem, repay, discharge or defease any surplus note;

                        (iii) (a) adjust, split, combine or reclassify any capital stock; (b) make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (c) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

                        (iv) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

                        (v) except for transactions in the ordinary course of business consistent with past practice, or as expressly contemplated or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

                        (vi) except for transactions in the ordinary course of business, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

                        (vii) hire any employees or become a party to, or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any person;

                        (viii) settle any claim, action or proceeding involving money damages, except in the ordinary course of business;

                        (ix) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section
368 of the Code;

                        (x) amend their Articles of Incorporation, or their Bylaws or other organizational documents, except as contemplated by or for purposes of effectuating this Agreement;

                        (xi) other than in accordance with its present investment guidelines, materially restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

                        (xii) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

            5.3 FIG Forebearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the FIG Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement, FIG shall not, and FIG shall not permit any of its Subsidiaries to (i) insure any of APAC's existing insureds, without the written consent of APAC or (ii) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

            5.4         Regulatory Matters.

                        (i) FIG will prepare and file, and the APAA Group will cooperate with and assist FIG in preparing and filing, all statements, applications, correspondence or forms required to be filed with appropriate state securities law regulatory authorities to register or qualify the shares of FIG Common Stock to be issued upon consummation of the Merger or to establish an exemption for such registration or qualification (the "Blue Sky Filings").

                        (ii) FIG and the APAA Group will promptly prepare and file, or cause to be filed, the HSR Act Report with the Pre-Merger
Notification Agencies in respect of the transactions contemplated by this Agreement, which filing shall comply as to form with all requirements applicable thereto and all of the data and information reported therein shall be accurate and complete in all material respects. Each of FIG and the APAA Group will promptly comply with all requests, if any, of the Pre-Merger Notification Agencies for additional information or documentation in connection with the HSR Act Report forms filed by or on behalf of each of such parties pursuant to the HSR Act, and all such additional information or documentation shall comply as to form with all requirements applicable thereto and shall be accurate and complete in all material respects. Each of FIG and APAA will pay one-half (1/2) of the HSR filing fee.

                        (iii) Each of FIG and the APAA Group shall make all other regulatory filings required to be made by each in respect of this Agreement or the transactions contemplated by this Agreement. Each party shall use all reasonable efforts to obtain all material permits, approvals and consents required to be obtained prior to the consummation of the Merger or necessary to carry out the transactions contemplated by this Agreement under applicable federal, state, local and foreign laws, rules and regulations, including any approvals required under applicable state insurance laws. A representative of each party shall participate in all substantive discussions with the Pre-Merger Notification Agencies and any other Governmental Entity, unless such right to participate is waived by such party.

                        (iv) Each party will furnish all information, including certificates, consents and opinions of counsel concerning it and its Subsidiaries reasonably deemed necessary by the other party for the filing or preparation for filing of the Blue Sky Filings, the HSR Act Report and the applications for all Requisite Regulatory Approvals. Each party covenants and agrees that all information furnished by it for inclusion in Blue Sky Filings and all other documents filed to obtain the Requisite Regulatory Approvals will comply in all material respects with the provisions of applicable law, including the Securities Act and the Exchange Act, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                        (v) Each party shall provide to the other, (i) promptly after filing thereof, copies of all statements, applications, correspondence or forms filed by such party prior to the Closing Date with state securities law regulatory authorities, the Pre-Merger Notification Agencies and any other Governmental Entity in connection with the transactions contemplated by this Agreement; and (ii) promptly after delivery to, or receipt from, such regulatory authorities, all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

                        (vi) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. FIG and APAA Group shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to FIG or APAA Group, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

                        (vii) FIG and APAA Group shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of FIG, APAA Group or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                        (viii) FIG and APAA Group shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

            6.2         Access to Information.

                        (i) Upon reasonable notice and subject to applicable laws relating to the exchange of information and to the Confidentiality Agreement dated December 1, 1997 as amended (the "Confidentiality Agreement"), among the parties to this Agreement, each of FIG and APAA Group shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of FIG and APAA Group shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or state insurance laws (other than reports or documents which FIG or APAA Group, as the case may be, is not permitted to disclose under applicable law or by agreement) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither FIG nor APAA Group nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FIG's or APAA Group's, as the case may be, customers, jeopardize the attorney-client and work product privileges of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                        (ii) Each of FIG and APAA Group agrees to keep confidential, and not divulge to any other party or person (other than employees of, and attorneys, accountants, financial advisors and other representatives for, any said party who agree to be bound by the Confidentiality

Agreement), all non-public documents, information, records and financial statements received from the other and, in addition, any and all reports, information and financial information obtained through audits or other reviews conducted pursuant to this Agreement (unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by a party independently of any investigation or received from a third party not under an obligation to the other party to keep such information confidential), and to use the same only in connection with the transactions contemplated by this Agreement; and if the transactions contemplated by this Agreement are not consummated for any reason, each party agrees to promptly return to the other party all written materials furnished by the other party, and all copies thereof, in connection with such investigation, and to destroy all documents and records in its possession containing extracts or summaries of any such non-public information.

                        (iii) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants, indemnity obligations or conditions of the other set forth in this Agreement, provided that if either party has actual knowledge of a matter which is contrary to a representation or warranty made by the other party, then such matter shall be deemed to have been included on the other party's Disclosure Schedule.

                        (iv) The parties acknowledge that FIG may, as a result of its due diligence investigations, propose that APAC's loss reserves be increased prior to the Effective Time. The APAA Group agrees to make any such increase in loss reserves that FIG may reasonably request, subject to the approval of APAC's actuaries and accountants (the "Reserve Increase"), provided that:

                        (A) The Reserve Increase shall not be deemed to cause or contribute to any extent to the inaccuracy or breach of any representation, warranty, covenant or agreement in this Agreement; and

                        (B) The Reserve Increase shall be completely disregarded in determining whether the conditions precedent to FIG's obligations to close have been satisfied.

            6.3 Legal Conditions to Merger. Each of FIG and APAA Group shall, and shall cause its Subsidiaries to, use their best reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by FIG or APAA Group or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

            6.4 Nasdaq National Market Listing. FIG shall cause the shares of FIG Common Stock to be issued in the Merger to be approved for trading and reporting on the Nasdaq National Market subject to official notice of issuance, prior to the Effective Time.

            6.5         Additional Agreements.

                        (i) In case at any time prior to the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including obtaining authorization for APAC to transact business under the laws of any state in which the parties hereto mutually agree that APAC should obtain authorization) or the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by FIG.

                        (ii) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest FIG or any of its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to this Agreement or the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action, at the expense of FIG, as may be reasonably requested by FIG.

                        (iii) Prior to the Effective Time, no member of the APAA Group shall acquire, directly or indirectly, beneficial or record ownership of any shares of FIG Common Stock or other equity securities of FIG, or any securities convertible into or exercisable for any shares of FIG Common Stock or other equity securities of FIG.

                        (iv) APAC and FIG shall insure that the officers and directors of APAC retain their rights to indemnity for corporate liabilities after the Closing, to the same extent as such rights existed prior thereto; and shall further assure that such officers and directors become covered and insured under the Directors and Officers insurance policies maintained by FIG.

            6.6 Advice of Changes. FIG and APAA Group shall give prompt notice to the other party as soon as practicable after it has actual knowledge of (i) the occurrence, or failure to occur, of any event which would or would be likely to cause any party's representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date of this Agreement to the Effective Time, or (ii) any failure on its part or on the part of any of its or its Subsidiaries' officers, directors, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. Each party shall have the right to deliver to the other party a written disclosure schedule as to any matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure schedule the representation, warranty or covenant which would be so breached, provided that each such disclosure schedule shall be delivered as soon as practicable after such party becomes aware of the matter disclosed therein. If and only if any such new disclosure schedule discloses a matter which has or is reasonably likely to have a Material Adverse Effect on the disclosing party, the nondisclosing party shall have five (5) business days from receipt of such disclosure schedule to notify the disclosing party that (x) it will close notwithstanding the new disclosure, (y) it will not close based on such new disclosure, or (z) further investigation or negotiation is required for it to reach a determination whether or not to close based on such new disclosure, which determination shall in any event be made within fifteen (15) business days after delivery of such disclosure schedule. If the parties thereafter are unable to reach agreement on a mutually satisfactory means of resolving the matter so disclosed, the nondisclosing party shall have the right in its discretion, to terminate this Agreement pursuant to Article 8 of this Agreement. FIG shall update the FIG Disclosure Schedule (the "Closing Date FIG Disclosure Schedule") to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date FIG Disclosure Schedule to APAA Group no earlier than six (6) business days prior to the Closing

Date. APAA Group shall update the APAA Group Disclosure Schedule (the "Closing Date APAA Group Disclosure Schedule") to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date APAA Group Disclosure Schedule to FIG no earlier than six (6) business days prior to the Closing Date.

            6.7         No Solicitations.

                        (i) So long as this Agreement remains in effect and no notice of termination has been given under this Agreement APAA Group shall not authorize or knowingly permit any of its representatives, directly or indirectly, to initiate, solicit, encourage, engage in, or participate in, negotiations with any person or entity or any group of persons or entities other than FIG or any of its affiliates (a "Potential Acquiror") concerning any Acquisition Proposal (as defined in this Section 6.7) other than pursuant to this Agreement. APAA Group will promptly inform FIG of any serious, bona fide inquiry it may receive with respect to any Acquisition Proposal and shall furnish FIG a copy thereof, if in writing, or a written summary thereof, if oral. The APAA Group shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal.

                        (ii) Nothing contained in this Agreement shall prohibit the Board of Directors of APAA from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if: (A) the Board of Directors of APAA, after consultation with and receiving the advice of its legal counsel, determines in good faith that such action is necessary or required for the Board of Directors of APAA to comply with its fiduciary duties to its members under applicable law or its organizational documents, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, APAA Group discloses to FIG that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, which notice shall describe the terms thereof, (C) prior to furnishing such information to such person or entity, APAA Group receives from such person or entity an executed confidentiality agreement with terms not materially more favorable to such person than the terms contained in the Confidentiality Agreement, (D) APAA Group keeps FIG informed promptly of the status (including the terms) of any such discussions or negotiations (provided that, APAA Group shall not be required to disclose to FIG confidential information concerning the business or operations of the person or entity making the expression of interest) and (E) the APAA Group shall give FIG prior notice of at least three (3) business days before entering into any agreement, other than a confidentiality agreement, with such person.

                        (iii) As used in this Agreement, "Acquisition Proposal" means any (i) proposal pursuant to which any corporation, partnership, person or other entity or group, other than FIG, would acquire or participate in a merger or other business combination involving any member of the APAA Group, directly or indirectly; (ii) proposal by which any corporation, partnership, person or other entity or group, other than FIG, would acquire the right to vote 10% or more of the capital stock of any member of the APAA Group, entitled to vote thereon for the election of directors; (iii) acquisition of 10% or more of the assets of any member of the APAA Group, other than in the ordinary course of business; or (iv) acquisition in excess of 10% of the outstanding capital stock of or equity interest in any member of the APAA Group, other than as contemplated by this Agreement.

            6.8 Tax Consistency. The parties hereto mutually agree that each of the parties shall make and file for the year of the Merger, and for all other relevant taxable years, federal, state, local and, if relevant, foreign income tax returns and information returns, and other tax notifications that reflect the Merger in a manner in all respects consistent with the opinions of counsel referred to in Section 7.3(vi) hereof and acknowledge that in the event of failure to comply, damages will include the amount of all reasonable legal, accounting and expert witness, court and other compliance costs incurred as a result of any challenge to the income tax-free status of the Merger.

            6.9 Termination of Agreements. Prior to the Closing, the APAA Group shall cause to be terminated the APAA Group agreements marked with an asterisk on the APAA Group Disclosure Schedule.

            6.10 Trust Continuance. From the date of this Agreement and throughout the effective term of the Pledge Agreement, (a) the Liquidating Trust shall remain in existence, and (b) the Liquidating Trust's organizational documents shall not be amended or revised in any manner that has (or is reasonably likely to have) a material adverse effect on FIG's rights under the Pledge Agreement or the Stock Retention Agreement.

            6.11 Continuation. (a) From and after the Effective Time, FIG will retain a sufficient amount of APAC stock and APAC will retain a sufficient amount of its assets and business operations such that FIG and APAC will continue the historic business of Newco and APAC or use a significant portion of Newco's and APAC's historic business assets in a business, as provided in Treasury Regulation Section 1.368-1 (d).

            (b) As of the date hereof and the Effective Time, neither FIG nor any of its affiliates has or will have a plan or intention to acquire any FIG Common Stock issued in connection with the Merger, except for acquisitions made in the ordinary course of business, acquisitions effected pursuant to any stock buy-back or similar plans in effect on the date of this Agreement, or pursuant to the terms of the Stock Retention Agreement and/or the Pledge Agreement.

                                    ARTICLE 7

                              CONDITIONS PRECEDENT

            7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                        (i) The shares of FIG Common Stock which shall be issued to the Liquidating Trust upon consummation of the Merger shall have been authorized for trading and reporting on the Nasdaq National Market, subject to official notice of issuance.

                        (ii) The Articles of Merger shall have been filed with the appropriate Governmental Entities immediately prior to the Closing.

                        (iii) All approvals of Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, without the imposition of any condition which in the reasonable judgment of FIG or APAC is materially burdensome upon FIG or its Subsidiaries or APAC, as the case may be (all such approvals and the expiration of all such waiting periods being referred to in this Agreement as the "Requisite

Regulatory Approvals"). Without limiting the generality of the foregoing: (i) all Blue Sky Filings shall have been made, and the sale of FIG Stock resulting from the Merger shall have been qualified or registered with the appropriate state securities law regulatory authorities of all states in which qualification or registration is required under applicable state securities laws, and such qualifications or registrations shall not have been suspended or revoked, or shall be exempt from such qualification or registration; (ii) the HSR Act Report shall have been submitted to the Pre-Merger Notification Agencies, and the waiting period under the HSR Act shall have expired or notice of early termination of the waiting period shall have been received; and (iii) the Merger shall have been approved by the Florida Insurance Department and the insurance departments of all states in which APAC, FIG and any Subsidiaries of either of them conduct material business, to the extent such approvals are legally required.

                        (iv) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

                        (v) Immediately prior to the Effective Time, FIG shall acquire a 9.9% interest in APAL pursuant to a separate agreement between FIG and APAL being executed and delivered concurrently herewith (the "APAL Stock Purchase Agreement"). At the Closing (as defined in Section 9.1), APAC shall enter into a reinsurance agreement with APAL, which will become effective as of 12:01 A.M. on January 1, 1999, in the form attached to the APAL Stock Purchase Agreement. At the Closing, APAC shall issue and cause to be delivered, as required under the applicable agreements, to the respective reinsurers involved, notices of cancellations of all reinsurance agreements or treaties to which APAC is a party (exclusive of the new reinsurance agreement with APAL as provided above), which shall provide for cancellation effective at 12:01 A.M. on January 1, 1999.

                        (vi) FIG, APAC and APAM shall have entered into the

Management Agreement.

                        (vii) The Consulting Agreement dated the date of this Agreement between APAC and CGA shall be in full force and effect.

                        (viii) The Non-Competition Agreements each dated the date of this Agreement among FPIC and APAC and each of APAM, CGA, Dr. Frank Moya, Joan McNulty, Elizabeth Moya, Dr. Monte Lichtiger and Gene Witherspoon shall be in full force and effect.

            7.2 Conditions to Obligation of FIG. The obligation of FIG to effect the Merger is also subject to the satisfaction or waiver by FIG at or prior to the Effective Time of the following conditions:

                        (i) The representations and warranties of APAA Group to the extent that the same are not qualified by a materiality standard set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except (a) to the extent such representations and warranties speak as of an earlier date and (b) for any changes to the APAC Disclosure Schedule that are disclosed to FIG by the APAA Group in the Closing Date APAC Disclosure Schedule) as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of APAA Group to the extent that the same are qualified by a materiality standard set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except (a) to the extent such representations and warranties speak as of an earlier date and (b) for any changes to the APAC Disclosure Schedule that are disclosed to FIG by the APAA Group in the Closing Date APAC Disclosure Schedule) as of the Closing Date as though made on and as of the Closing Date. FIG shall have received a certificate signed on behalf of APAA Group by the Chairman of the Board and the Chief Executive Officer of APAA and the Chief Executive Officers and the Chief Financial Officers of Newco and APAC to the foregoing effect, and to which any Closing Date APAA Group Disclosure Schedule shall be appended.

                        (ii) APAA Group shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FIG shall have received a certificate signed on behalf of APAA Group by the Chairman of the Board and the Chief Executive Officer of APAA and the Chief Executive Officers and the Chief Financial Officers of Newco and APAC to such effect.

                        (iii) No member of the APAA Group shall have suffered a material adverse change in its business, assets, properties, results of operations or condition (financial or otherwise); and no event or circumstance shall have occurred which has, or is likely to have, a Material Adverse Effect on any member of the APAA Group, or upon the right of any member of the APAA Group to conduct its respective businesses as presently conducted.

                        (iv) APAA Group shall have delivered to FIG an opinion, dated the Closing Date, of counsel for APAA Group, reasonably satisfactory to FIG and its counsel as to such matters as FIG may reasonably request (which shall not include tax matters). In rendering their opinion, counsel to APAA Group may rely on certificates of officers of APAA Group, opinions of other counsel reasonably acceptable to FIG, the authenticity of all signatures on documents believed to be genuine and such other evidence as they may deem necessary or desirable. Such opinion may contain such assumptions, limitations and qualifications as are normally included in similar opinions.

                        (v) APAL shall have released any and all liens and interest that APAL may have in the outstanding shares of APAC Common Stock.

                        (vi) FIG and APAC shall have entered into the Investment Management Agreement.

                        (vii) Intentionally Omitted.

                        (viii) FIG, the Liquidating Trust and a collateral agent mutually acceptable to FIG and the Liquidating Trust shall have entered into the Pledge Agreement and FIG and the Liquidating Trust shall have entered into the Stock Retention Agreement.

                        (ix) As of and immediately following the Effective Time, APAC shall continue as a Florida domiciled insurance company, duly licensed in Florida to write the lines of insurance that it is currently writing.

                        (x) FIG shall have reasonably determined, based on advice of its tax counsel, that the formation of Newco, the transfer of the assets and liabilities of APAA to Newco, the dissolution of APAA and the related transactions and the Merger will constitute and qualify as tax free reorganizations under Sections 368(a)(1) of the Code and no gain or loss will be recognized and no taxes will be incurred by APAC, FIG or any affiliate of FIG as the result thereof.

                        (xi) The APAA Group shall have provided to FIG a letter from KPMG Peat Marwick LLP, in form and content reasonably acceptable to FIG, or other evidence that is reasonably satisfactory to FIG, certifying that (A) as of December 31, 1997, APAA's tax basis in the APAC stock owned by APAA (the " APAA Basis") was not materially less than $10,987,000, and (B) as of December 31, 1997, the pro forma APAA Basis as adjusted to reflect APAA's contribution of the Surplus Note to the capital of APAC (or, alternatively, as adjusted to reflect the repayment of the Surplus Note by APAC to APAA and APAA's contribution of the amount so repaid to the capital of APAC) was not materially less than $12,637,000.

                        (xii) APAA Group shall have delivered to FIG such other certificates and instruments as FIG and its counsel may reasonably request. The form and substance of all certificates, instruments, opinions and other documentation delivered to FIG under this Agreement shall be reasonably satisfactory to FIG and its counsel.

            7.3 Conditions to Obligation of APAA Group. The obligation of APAA Group to effect the Merger is also subject to the satisfaction or waiver by APAA Group at or prior to the Effective Time of the following conditions:

                        (i) The representations and warranties of FIG set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except (i) to the extent such representations and warranties speak as of an earlier date and (ii) for any changes to the FIG Disclosure Schedule that are disclosed by FIG to APAA Group in the Closing Date FIG Disclosure Schedule) as of the Closing Date as though made on and as of the Closing Date. APAA Group shall have received a certificate signed on behalf of FIG by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of FIG to the foregoing effect, and to which any Closing Date FIG Disclosure Schedule shall be appended.

                        (ii) FIG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and APAA Group shall have received a certificate signed on behalf of FIG by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of FIG to such effect.

                        (iii) FIG and its Subsidiaries, taken as a whole, shall not have suffered a material adverse change in their financial condition, operations or assets and no event or circumstance shall have occurred which has a Material Adverse Effect on FIG or upon the right of FIG or any of the FIG Subsidiaries to conduct their respective businesses as presently conducted.

                        (iv) FIG shall have delivered to APAA Group an opinion, dated the Closing Date, of counsel for FIG, reasonably satisfactory to APAA Group and its counsel as to such matters as APAA may reasonably request (which shall not include tax matters). In rendering their opinion, counsel to FIG may rely on certificates of officers of FIG, opinions of other counsel reasonably acceptable to APAA Group, the authenticity of all signatures on documents believed to be genuine and such other evidence as they may deem necessary or desirable. Such opinion may contain such assumptions, limitations and qualifications as are normally included in similar opinions.

                        (v) APAA Group shall have received the favorable opinion from Metis Financial LLC, in form and substance reasonably satisfactory to the APAA Group, that consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and conditions provided in this Agreement and in the other agreements referred to in this Agreement is fair to APAA Group and the members of APAA from a financial point of view.

                        (vi) APAA Group shall have received an opinion of their tax counsel, addressed to APAA Group, in form and substance reasonably satisfactory to APAA Group, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time:

                                 The Merger should constitute a tax free
            reorganization under Section 368(a)(1)(A) of the Code and FIG and Newco will each be a party to the reorganization;

                                 No gain or loss should be recognized by FIG or
            Newco as a result of the Merger; and

                                 No gain or loss should be recognized by the
            Liquidating Trust (except with respect to cash received from FIG).

In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of FIG, APAA Group and others.

                        (vii) FIG shall have delivered to APAA Group such other certificates and instruments as APAA Group and its counsel may reasonably request. The form and substance of all certificates, instruments and other documentation delivered to APAA Group under this Agreement shall be reasonably satisfactory to APAA Group and its counsel.

                        (viii) FIG shall not have experienced a Change of Control as defined herein. For the purpose of this Agreement, a "Change of Control" shall mean (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33_% or more of the then outstanding shares of FIG Common Stock; provided, however, that the following acquisitions shall not constitute a Change of
Control: (i) any acquisition directly from FIG, (ii) any acquisition by FIG,
(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by FIG or any corporation controlled by FIG or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, (a) more than 33_% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, of the outstanding FIG Common Stock immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding FIG Common Stock, or (b) no Person (excluding FIG, any employee benefit plan (or related trust) of FIG or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33_% or more of the outstanding FIG Common Stock) beneficially owns, directly or indirectly 33_% or more of, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation.

                        (ix) The payment due under the Non-Competition Agreement with CGA in the amount of $2,000,000 shall have been paid.

                                    ARTICLE 8

                            TERMINATION AND AMENDMENT

            8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Boards of Directors of FIG, APAA or Newco:

                        (i) by mutual consent of FIG and APAA Group in a written instrument, if the Boards of Directors of FIG, APAA and Newco so determine, in each case by an affirmative vote of a majority of the members of their respective entire Boards;

                        (ii) by either FIG or APAA Group if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and (ii) the Board of Directors of FIG or the Boards of Directors of APAA or Newco, as the case may be, so determines by an affirmative vote of a majority of the members of its entire Board;

                        (iii) by either FIG or APAA Group if (i) the Merger shall not have been consummated on or before October 1, 1998, unless the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, and (ii) the Board of Directors of FIG or the Boards of Directors of APAA or Newco, as the case may be, so determines by an affirmative vote of a majority of the members of its entire Board;

                        (iv) by either FIG or APAA Group (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party;

                        (v) by either FIG or APAA Group (providing that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if (i) any representation or warranty of the other party contained in this Agreement that is not qualified by a materiality standard shall be inaccurate in any material respect or any representation or warranty of the other party contained in this Agreement that is qualified by a materiality standard shall be inaccurate in any respect, and such inaccuracy is not cured within forty-five days following written notice to the party making the representation or warranty, or such inaccuracy, by its nature or timing, cannot be cured prior to the Closing Date, and (ii) the Board or Boards of Directors of the non-breaching party so determines by an affirmative vote of a majority of the members of its entire Board;

                        (vi) by FIG upon written notice to APAA or Newco if any members of the APAA Group shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person or entity other than FIG to effect an Acquisition Proposal; provided, however, that notwithstanding anything in this Section 8.1(vi) to the contrary, FIG and APAA Group intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an Acquisition Proposal, it being acknowledged and agreed that any such proposal would interfere with the strategic advantages and benefits that FIG and APAA Group expect to derive from this Agreement and the transactions contemplated hereby; or

                        (vii) by FIG if the Closing Date APAA Group Disclosure Schedule discloses any change from the APAA Group Disclosure Schedule which has, or is reasonably likely to have, a Material Adverse Effect on any member of the APAA Group; or by APAA or Newco if the Closing

Date FIG Disclosure Schedule discloses any change from the FIG Disclosure Schedule which has, or is reasonably likely to have, a Material Adverse Effect on FIG.

            8.2 Effect of Termination. In the event of termination of this Agreement by either FIG or APAA or Newco as provided in Section 8.1 of this Agreement, (i) this Agreement shall forthwith become void and have no effect, except that Sections 6.2(ii), 8.2, 8.5, 9.3, 9.4, 9.5, 9.6, 9.13, 9.14, 9.16 and
9.18 of this Agreement shall survive any termination of this Agreement, and (ii) none of FIG, APAA, Newco or APAC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 8.5 of this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither FIG nor APAA or Newco or APAC shall be relieved or released from any liabilities or damages arising out of the inaccuracy or breach of any representation, warranty, covenant or other provision of this Agreement.

            8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by the Board of Directors of FIG and the Boards of Directors of APAA or Newco, at any time before the Merger. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            8.4 Extension; Waiver. At any time prior to the Effective Time, the parties to this Agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            8.5 Liquidated Damages; Termination Fee. Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the following events or circumstances shall occur, APAA Group shall, within ten (10) days after notice of the occurrence thereof by FIG, pay to FIG the sum equal to $600,000 plus all reasonable out-of-pocket expenses for outside legal counsel and outside consultants and professionals of FIG, which the parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for the involvement of FIG in the transactions contemplated in this Agreement, is not a penalty or forfeiture, and will not affect the provisions of this
Section 8.5: (i) at any time prior to termination of this Agreement an APAC Acquisition Event (as defined in this Section 8.5) shall occur; or (ii) FIG shall terminate this Agreement pursuant to Section 8.1(vi). For purposes of this Agreement an "APAC Acquisition Event" shall mean that any member of APAA Group or an authorized representative thereof shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than FIG or an affiliate of FIG) to effect an Acquisition Proposal. Upon the making and receipt of such payment under this Section 8.5, APAA Group shall have no further obligation of any kind under this Agreement and FIG shall not have any further obligation of any kind under this Agreement, except in each case under Section
8.2 of this Agreement, and no party shall have any liability for any breach or alleged breach by such party of any provision of this Agreement.

                                    ARTICLE 9

                               GENERAL PROVISIONS

            9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be on the later of June 30, 1998 or five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 7 of this Agreement, unless extended or changed by mutual agreement of the parties (the "Closing Date").

            9.2 Survival of Representations and Warranties. All statements of fact contained in any schedule, certificate or other instrument delivered by or on behalf of FIG, APAA, Newco or APAC pursuant hereto, as well as the warranties and representations contained herein, shall be deemed representations and warranties by such party. The representations and warranties made by the parties herein with regard to any and all tax matters, employee benefit plans or labor matters and the right to make claims for the breach thereof, shall survive until all applicable statutes of limitations expire. All other representations and warranties made by the parties herein, and the right to make claims for the breach thereof, including but not limited to claims for indemnification under
Section 9.4, below shall survive the Closing for 12 months following the Closing. Any claim for indemnification for which notice has been given within the prescribed period (which notice shall be given to the party against which indemnity is being sought, and shall describe in reasonable detail the basis for the claim that has arisen and is being asserted) may be prosecuted to conclusion notwithstanding the subsequent expiration of the period.

            9.3 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by FIG, to the extent FIG incurs such costs or expenses, or the Liquidating Trust, to the extent any member of the APAA Group incurs such costs or expenses; provided, however, at the Closing, by virtue of the merger of Newco into FIG, FIG will assume and become obligated to pay the lesser of (i) $200,000, or (ii) 50% of all expenses of the transaction incurred by APAA, including legal, accounting, financial advisory and other transaction fees, but excluding fees for a fairness opinion and the CGA transaction fee (such amount to which FIG will become obligated to pay being herein referred to as the "Newco Expense Obligation"). Payment of the Newco Expense Obligation by Newco, APAA or APAC shall be deemed the payment thereof by FIG. To the extent that any member of the APAA Group pays (other than from the proceeds of the Cash Consideration) legal, accounting, financial advisory or other costs or expenses attributable to the transactions contemplated by this Agreement which is in excess of the Newco Expense Obligation, the Liquidating Trust shall reimburse at Closing such excess expense payments to the party that paid the same. All costs and expenses associated with obtaining for APAC "admitted carrier" status in any State shall be an APAC expense, which shall be borne by APAC. The parties acknowledge, consent and agree that APAA and/or APAC have paid, and shall continue to pay through the Closing ( including but not limited to payment from the proceeds of the Cash Consideration) legal, actuarial, accounting, financial advisory and other transaction fees, costs and expenses incurred by the members of the APAA Group, including without limitation, fees, costs and expenses for a fairness opinion. Notwithstanding any conflicting provisions of this Agreement, the incurrence, accrual and payment of the foregoing fees, costs and expenses shall not constitute or contribute to the inaccuracy, violation or breach of any representation, warranty, covenant or agreement herein.

            9.4         Indemnification and Reimbursement.

                        (i) APAA's and the Liquidating Trust's
Indemnification. APAA and the Liquidating Trust agree to indemnify FIG, Newco and APAC and to hold FIG, Newco and APAC harmless from and against all losses, claims, damages, liabilities, penalties, judgments, awards, or other costs or expenses of any nature (including reasonable attorneys' fees and costs) (collectively, "Losses") incurred or sustained by FIG, Newco or APAC resulting from or arising out of (i) any material breach or material inaccuracy of any representation or warranty to that is not qualified by a materiality standard made by any member of the APAA Group contained in this Agreement or in any schedule, certificate, or exhibit delivered by the APAA Group pursuant to this Agreement, (ii) any breach or inaccuracy of any representation or warranty that is qualified by a materiality standard made by any member of the APAA Group contained in this Agreement or in any schedule, certificate or exhibit delivered by the APAA Group pursuant to this Agreement or (iii) any failure by any member of the APAA Group to perform or otherwise fulfill in any material respect any of their agreements, covenants or obligations hereunder or any material breach by the APAA Group of any of their agreements, covenants or obligations hereunder. Notwithstanding any conflicting or inconsistent provisions in this Agreement, APAA and the Liquidating Trust shall not be obligated to provide indemnification, and shall not otherwise be liable in damages, until aggregate Losses for which indemnity or damages would otherwise be available hereunder exceed $153,000, at which time APAA and the Liquidating Trust shall then be obligated to provide indemnification for all Losses from the first dollar thereof.

                        (ii) FIG's Indemnification. FIG agrees to indemnify APAA and the Liquidating Trust and hold APAA and the Liquidating Trust harmless from and against any Losses incurred or sustained by APAA resulting from or arising out of (i) any breach or inaccuracy of any representation or warranty made by FIG contained in this Agreement or in any schedule, certificate or exhibit delivered by FIG pursuant to this Agreement or (ii) any failure of FIG to perform or otherwise fulfill in any material respect any of its covenants, agreements or obligations hereunder or any material breach by FIG of any of its agreements, covenants or obligations hereunder. Notwithstanding any conflicting or inconsistent provisions in this Agreement, FIG shall not be obligated to provide indemnification, and shall not otherwise be liable in damages, until Losses for which indemnity or damages would otherwise be available hereunder exceed $153,000, at which time FIG shall then be obligated to provide indemnification for all Losses from the first dollar thereof.

                        (iii)  Indemnification Procedures.

     In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of this indemnification, then such party (an "Indemnified Party") shall give written notice to the other party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the right to join in and (prior to the time an answer is filed in a litigated proceeding) control the defense and settlement of such claim, action or proceeding at such Indemnifying Party's own cost and expense and through counsel reasonably acceptable to the Indemnified Party (the parties agree that any law firm identified in the notice section of this Agreement shall be acceptable for such purposes), except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.

                 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or by facsimile transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                        (i)       if to FIG:

                                          FPIC Insurance Group Inc.
                                          1000 Riverside Avenue, Suite 800
                                          Jacksonville, Florida 32204
                                          Attention: William R. Russell
                                          Fax: (904) 350-1049

                                  with copies to:

                                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                          50 N. Laura Street, Suite 2800
                                          Jacksonville, Florida 32202
                                          Attention:  John R. Byers, Esq.
                                          Fax:  (904) 353-1673

                                  and

                        (ii)      if to APAA, Newco or APAC, to:
                                        Anesthesiologists Professional Assurance
                                        Association, Inc.

                                          801 Arthur Godfrey Road, Suite 400
                                          Miami Beach, Florida  33140
                                          Attention:  Gene Witherspoon
                                          Fax:  (305) 672-7344

                                  with copies to:

                                          Daniel Lampert, Esq.
                                          Berger Davis & Singerman
                                          100 NE Third Avenue, Suite 400
                                          Fort Lauderdale, Florida 33301
                                          Fax: (954) 523-2872

                                  and

                                          Karp & Genauer, P.A.
                                          2 Alhambra Plaza, Suite 1202
                                          Coral Gables, Florida  33134
                                          Attention:  Joel J. Karp, Esq.
                                          Fax:  (305) 461-3545
                                          Daniel Lampert, Esq.

            9.6 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the jurisdiction in which the defendant's principal place of business is located (i.e., the State of Florida, County of Duval or the United States District Court for the Middle District of Florida for FIG, and the State of Florida, County of Dade or the United States District Court for the Southern District of Florida for APAA Group), and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

            9.7 Further Assurances. At the request of any party to this Agreement, the other parties shall execute, acknowledge and deliver such other documents and/or instruments as may be reasonably required by the requesting party to carry out the purposes of this Agreement. In the event any party to this Agreement shall be involved in litigation, threatened litigation or government inquiries with respect to a matter covered by this Agreement, every other party to this Agreement shall also make available to such party, at reasonable times and subject to the reasonable requirements of its own businesses, such of its personnel as may have information relevant to such matters, provided that such party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings.

            9.8 Remedies Cumulative. Unless expressly made the exclusive remedy by the terms of this Agreement, all remedies provided for in this Agreement are cumulative and shall be in addition to any and all other rights and remedies provided by law and by any other agreements between the parties.

            9.9 Presumptions. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

            9.10 Exhibits and Schedules. Each of the exhibits and schedules referred to in, and/or attached to, this Agreement is an integral part of this Agreement and is incorporated in this Agreement by this reference.

            9.11 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article of, a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require FIG, APAA Group or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

            9.12 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile with the same force and effect as an original.

            9.13 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

            9.14 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles.

            9.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            9.16 Publicity. Except as otherwise required by applicable law or the rules of the NASD and the Nasdaq National Market, neither FIG nor APAA Group shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

            9.17 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

            9.18 Attorney Fees. If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall upon final judgment and expiration of all appeals immediately pay upon demand all reasonable attorneys' fees and expenses of the prevailing party.

            9.19 Single Disclosure Sufficient; "Knowledge" Defined. Notwithstanding any conflicting or inconsistent provisions of this Agreement, disclosure of any matter by a party on any one of the Exhibits or Schedules to this Agreement shall be sufficient to qualify (to the extent of the disclosure) all representations and warranties made in any relevant provisions of this Agreement. References in this Agreement to "Knowledge" (whether or not such term is capitalized) (i) of FIG shall mean the actual (and not the constructive) knowledge after due inquiry of William R. Russell, Steven R. Smith or Robert B. Finch and (ii) of any member of the APAA Group shall mean the actual (and not the constructive) knowledge after due inquiry of Dr. Frank Moya, Joan McNulty, Elizabeth Moya, Dr. Monte Lichtiger or Gene Witherspoon

            9.20 Domicile of Newco; Subsidiary Merger. Notwithstanding any conflicting or inconsistent provisions of this Agreement, in the event that the parties shall mutually agree: (a) the domicile of Newco may be changed from Florida (as contemplated herein) to Delaware; and/or (b) Newco may be merged into a subsidiary of FIG rather than into FIG (as contemplated herein), provided that in such event FIG shall guaranty or remain liable for all of the obligations of such subsidiary hereunder. In either such event as described in this Section, the parties shall negotiate, execute and deliver such documents and instruments as are necessary to include the foregoing and such additional non-substantive revisions to the terms hereof as may be required to reflect the applicable changes.

            9.21 No Personal Liability. The persons executing and delivering this Agreement do so only in a representative or corporate capacity, and no individual liability shall attach to any such person thereby.

            IN WITNESS WHEREOF, FIG, APAA, the Liquidating Trust and APAC have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                           FPIC INSURANCE GROUP, INC.,
                                           a Florida corporation

                                           By: /s/ William R. Russell
                                             -----------------------------------
                                           William R. Russell
                                           President and Chief Executive Officer

                                           ANESTHESIOLOGISTS PROFESSIONAL
                                           ASSURANCE ASSOCIATION, INC.,
                                           a Florida not-for-profit corporation

                                           By: /s/ Frank Moya
                                              ----------------------------------
                                           Frank Moya, M.D.
                                           Chairman

                                           ANESTHESIOLOGISTS PROFESSIONAL
                                           ASSURANCE COMPANY,
                                           a Florida corporation

                                           By: /s/ Frank Moya
                                              ---------------------------------
                                           Frank Moya, M.D., Chairman

                                           APAA Liquidating Trust
                                           a Florida Trust

                                           By: /s/ Frank Moya
                                              ---------------------------------
                                           Frank Moya, M.D., Chairman

                              SCHEDULE OF EXHIBITS

Exhibit A   - Articles of Merger

Exhibit B   - Form of Stock Restriction and Registration Rights Agreement

Exhibit C   - Form of Management Agreement

Exhibit D   - Form of Investment Management Agreement

Exhibit E   - Terms of Pledge Agreement

Exhibit F   - Terms of Stock Retention Agreement

                              ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           FPIC INSURANCE GROUP, INC.

            1. The name of this Corporation is FPIC INSURANCE GROUP, INC.

            2. Section 6.1 of Article VI of the Restated Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

            "Section 6.1  Authorized Capital Stock

            The total number of shares of stock that this Corporation shall have authority to issue is one hundred million (100,000,000) shares, divided into fifty million (50,000,000) shares of Common Stock, par value $0.10 per share (the "Common Stock"), and fifty million (50,000,000) shares of Preferred Stock, par value $0.10 per share (the "Preferred Stock") (Common Stock and Preferred Stock are hereinafter collectively referred to as "Stock"). Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder."

            3. A meeting of the Board of Directors of the Corporation was held on March 27, 1999, at which this Amendment to the Corporation's Restated Articles of Incorporation (the "Amendment") was approved and it was recommended that the Amendment be presented to the Corporation's Shareholders for adoption at the annual meeting of Shareholders.

            4. The annual meeting of Shareholders of the Corporation was held on June 8, 1999, at which the Amendment was adopted by a number of votes sufficient for approval.

            IN WITNESS WHEREOF, FPIC INSURANCE GROUP, INC. has caused the Amendment to be executed in its name by its President this 8th day of June, 1999.


                                 FPIC INSURANCE GROUP, INC.

                                 By: /s/ William R. Russell
                                     ----------------------
                                     William R. Russell
                                     President

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